Exhibit 10.1

LOAN AND SECURITY AGREEMENT

Dated as of January 7, 2015

between

NOVOCURE LIMITED

(as Borrower),

and

BIOPHARMA SECURED INVESTMENTS III HOLDINGS CAYMAN LP

(as Lender)

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of January 7, 2015 (the “Effective Date”) by and between NOVOCURE LIMITED, a public company incorporated in Jersey, The Channel Islands (registered number 76264) (“Borrower”), and BIOPHARMA SECURED INVESTMENTS III HOLDINGS CAYMAN LP, a Cayman Islands exempted limited partnership (“Lender”), provides the terms on which the Lender shall make, and Borrower shall repay, the Credit Extensions (as hereinafter defined). The parties hereto agree as follows:

1.	ACCOUNTING AND OTHER TERMS

Except as otherwise expressly provided herein, all accounting terms not otherwise defined in this Agreement shall have the meanings assigned to them in conformity with Applicable Accounting Standards. Calculations and determinations must be made following Applicable Accounting Standards (other than any pro forma statements and projections provided to Lender which include adjustments from the Applicable Accounting Standards, such adjusted pro forma statements and projections being calculated by a Responsible Officer of Borrower in good faith, acting prudently based upon reasonable assumptions and in all respect in accordance with Applicable Accounting Standards (except with respect to such adjustments), being reviewed and approved by the audit committee of the Board of Directors of Borrower and being provided to Lender in the same format as provided to the audit committee of the Board of Directors of Borrower). No change in the accounting principles used in the preparation of any financial statement hereafter adopted by Borrower shall be given effect for purposes of measuring compliance with any provision of Section 6.12 or Section 7 unless Borrower and Lender agree to modify such provisions to reflect such changes in Applicable Accounting Standards and, unless such provisions are so modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in Applicable Accounting Standards. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2.	LOANS AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Lender, the outstanding principal amount of all Term Loans advanced to Borrower by Lender and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.

2.2 Term Loans.

(a) Availability. Subject to the terms and conditions of this Agreement (including Sections 3.1 and 3.2):

(i) Tranche A Loan. Lender agrees to make a term loan to Borrower on the Tranche A Closing Date in a principal amount (the “Tranche A Loan Amount”)

not less than Twenty-Five Million Dollars ($25,000,000.00) and not exceeding One Hundred Million Dollars ($100,000,000.00), in exchange for a note with an initial principal amount equal to such Tranche A Loan Amount (the “Tranche A Loan”);

(ii) Tranche B Loan. Provided the Tranche A Loan Amount is less than or equal to $80,000,000.00, Lender agrees to make a term loan to Borrower on the Tranche B Closing Date in a principal amount (the “Tranche B Loan Amount”) not less than Twenty Million Dollars ($20,000,000.00) and not exceeding the difference between One Hundred Million Dollars ($100,000,000.00) and the Tranche A Loan Amount, in exchange for a note with an initial principal amount equal to the Tranche B Loan Amount (the “Tranche B Loan”);

(iii) Tranche C Loan. Provided the sum of the Tranche A Loan Amount and the Tranche B Loan Amount is less than or equal to Eighty Million Dollars ($80,000,000.00), Lender agrees to make a term loan to Borrower on the Tranche C Closing Date in a principal amount (the “Tranche C Loan Amount”) not less than Twenty Million Dollars ($20,000,000.00) and not exceeding the difference between One Hundred Million Dollars ($100,000,000.00) and an amount equal to the sum of the Tranche A Loan Amount and the Tranche B Loan Amount, in exchange for a note with an initial principal amount equal to the Tranche C Loan Amount (the “Tranche C Loan”); and

(iv) Tranche D Loan. Provided the sum of the Tranche A Loan Amount, the Tranche B Loan Amount and the Tranche C Loan Amount is less than or equal to Eighty Million Dollars ($80,000,000.00), Lender agrees to make a term loan to Borrower on the Tranche D Closing Date in a principal amount (the “Tranche D Loan Amount”) not less than Twenty Million Dollars ($20,000,000.00) and not exceeding the difference between One Hundred Million Dollars ($100,000,000.00) and an amount equal to the sum of the Tranche A Loan Amount, the Tranche B Loan Amount and the Tranche C Loan Amount, in exchange for a note with an initial principal amount equal to the Tranche D Loan Amount (the “Tranche D Loan”).

After repayment, no Term Loan may be re-borrowed.

(b) Repayment. Borrower shall make quarterly payments of interest commencing on the Payment Date occurring immediately after the Tranche A Closing Date and continuing on the Payment Date of each successive quarter thereafter. All unpaid principal and any accrued and unpaid interest with respect to the Term Loans are due and payable, together with an amount equal to the applicable Pay-down Fee, in full on the Term Loan Maturity Date. The Term Loans may be prepaid only in accordance with Section 2.2(c), 2.2(d), or 2.2(e), except as provided in Section 9.1.

(c) Mandatory Prepayment (Out-License Event). Upon an Out-License Event, Borrower shall prepay the Term Loans, in full or in part, without any notice from or other action by Lender, no later than ten (10) Business Days after the consummation of such Out-License Event, in an amount equal to all cash proceeds received by Borrower or any of its Subsidiaries in connection with such Out-License Event together with an amount equal to the applicable Pay-down Fee, Prepayment Premium and Makewhole Amount. Borrower shall promptly, and in any event no later than two (2) Business Days thereafter, notify Lender in writing of the occurrence of an Out-License Event, which notice shall include reasonable detail as to the nature and other circumstances of such Out-License Event (each such notice, an “Out-License Notice”). Any prepayment pursuant to this Section 2.2(c) shall first reduce the outstanding principal balance of the Tranche A Loan (and any accrued and unpaid interest thereon) until the Tranche A Loan is repaid in full and shall then reduce the outstanding principal balance of the Tranche B Loan (and any accrued and unpaid interest thereon), Tranche C Loan (and any accrued and unpaid interest thereon) and Tranche D Loan (and any accrued and unpaid interest thereon), if and as applicable, until the Tranche B Loan, Tranche C Loan and Tranche D Loan, respectively, is repaid in full.

(d) Mandatory Prepayment (Change in Control). Upon a Change in Control, Borrower shall prepay the Term Loans in full, without any notice from or other action by Lender, no later than ten (10) Business Days after the consummation of such Change in Control, in an amount equal to all unpaid principal and any accrued and unpaid interest with respect to the Term Loans together with an amount equal to the applicable Pay-down Fee, Prepayment Premium and Makewhole Amount. Borrower shall promptly, and in any event no later than two (2) Business Days thereafter, notify Lender in writing of the occurrence of a Change in Control, which notice shall include reasonable detail as to the nature and other circumstances of such Change in Control (each such notice, a “Change in Control Notice”).

(e) Permitted Prepayment of Term Loans. From and after the Tranche A Closing Date, Borrower shall have the option to prepay all, but not less than all, of the Term Loans advanced by Lender under this Agreement, provided, that (i) Borrower provides written notice to Lender of its election (which shall be irrevocable unless Lender otherwise consents in writing) to prepay the Term Loans at least ten (10) Business Days prior to such prepayment and (ii) such prepayment shall be accompanied by any amounts payable pursuant to Section 2.2(g) and all other amounts payable or accrued and not yet paid hereunder and the other Loan Documents.

(f) Prepayment Application. All prepayments by Borrower pursuant to Section 2.2(c), Section 2.2(d) and Section 2.2(e) shall be accompanied by accrued and unpaid interest on the principal amount of the Term Loan(s) to be prepaid to the date of payment in full. Any such prepayment (together with any accompanying Pay-down Fee, Prepayment Premium or Makewhole Amount, as the case may be, that is payable pursuant to Section 2.2(g)), whether pursuant to Section 2.2(c), Section 2.2(d) or Section 2.2(e) or as a result of acceleration of the Term Loans pursuant to Section 9, shall be paid to Lender for application to the Obligations in the following order: (i) first, to due and unpaid Lender Expenses, (ii) second, to accrued and unpaid interest at the Default Rate, (iii) third, to accrued and unpaid interest at the non-Default Rate, (iv) fourth, to the Pay-down Fee, Prepayment Premium or Makewhole Amount, as applicable, (v) fifth, to the outstanding principal amount of the Term Loans being prepaid, and (vi) sixth, to any remaining amounts then due and payable hereunder.

(g) Pay-down Fee; Prepayment Premium; Makewhole Amount.

(i) Any repayment of the Term Loans by Borrower pursuant to Section 2.2(b), and any prepayments of the Term Loans by Borrower pursuant to Section 2.2(c), Section 2.2(d), or Section 2.2(e) shall be accompanied by payment of the applicable Pay-down Fee.

(ii) Any prepayments of the Term Loans by Borrower (x) pursuant to Section 2.2(c), Section 2.2(d) or Section 2.2(e), (y) as a result of the acceleration of the Term Loan Maturity Date pursuant to Section 9.1(a) or (z) as a result of any other circumstance where any of the Credit Parties violate their obligations under this Agreement to avoid payment of such Prepayment Premium, shall, in any such case, be accompanied by payment of the applicable Prepayment Premium, if any.

(iii) Any prepayments of the Term Loans by Borrower (x) pursuant to Section 2.2(c), Section 2.2(d), or Section 2.2(e) or (y) as a result of any other circumstance where any of the Credit Parties violate their obligations under this Agreement to avoid payment of such Makewhole Amount, shall, in any such case, be accompanied by payment of the applicable Makewhole Amount, if any.

2.3 Payment of Interest on the Credit Extensions.

(a) Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Term Loans shall accrue interest at a fixed per annum rate (which rate shall be fixed for the duration of such Term Loan) equal to ten percent (10.00%) per annum, which interest shall be payable quarterly in arrears in accordance with Section 2.3(c). Interest shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default (and without notice to Borrower or demand by Lender for payment thereof), the Obligations shall bear interest at a rate per annum which is three percentage points (3.00%) above the rate that is otherwise applicable thereto (the “Default Rate”), and such interest shall be payable entirely in cash on demand of Lender; provided, that, absent payment of such interest at the Default Rate when due, such Default Rate interest shall be capitalized on the last day of each fiscal month and such capitalized amount shall be added to the then-outstanding principal amount of the Term Loans and constitute outstanding principal for all purposes hereof. Payment, capitalization or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lender.

(c) Payments. Except as otherwise expressly provided herein, all loan payments by Borrower hereunder shall be made to such bank account of Lender as Lender may designate by notice from time to time to Borrower on the date specified herein. Unless otherwise provided, interest is payable quarterly on the Payment Date of each calendar quarter. Payments of principal or interest received after 2:00 p.m. on such date are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest made hereunder and pursuant to any other Loan Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.

2.4 Expenses. Borrower shall pay to Lender, all Lender Expenses incurred through and after the Effective Date, upon demand.

2.5 Requirements of Law; Increased Costs. In the event that any applicable Change in Law:

(a) Does or shall subject Lender to any Tax of any kind whatsoever with respect to this Agreement or any Term Loans made hereunder, or change the basis of taxation of payments to Lender of principal, fee, interest or any other amount payable hereunder (except, in each case, Indemnified Taxes and Taxes described in clauses (b) and (c) of the definition of Excluded Taxes and in the definition of Connection Income Taxes);

(b) Does or shall impose, modify or hold applicable any reserve, capital requirement, special deposit, compulsory loan or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, Lender; or

(c) Does or shall impose on Lender any other condition; and the result, directly or indirectly, of any of the foregoing is (i) to increase the cost to Lender (as determined by Lender in good faith using calculation methods customary in the industry) of making, funding or maintaining any Term Loan, (ii) to reduce any amount received or receivable in respect thereof by Lender or the return to be earned by Lender thereon, or (iii) to reduce the rate of return on any capital of Lender or any Affiliate of Lender that Lender or such Affiliate is required to maintain on account of the Term Loans;

then, in any such case, Borrower shall promptly pay to Lender, upon its receipt of the certificate described below, any additional amounts necessary to compensate Lender for such additional cost or reduced amounts receivable or rate of return as reasonably determined by Lender with respect to this Agreement or the Term Loans made hereunder. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.5, it shall promptly notify Borrower of the event by reason of which it has become so entitled, and a certificate as to any additional amounts payable pursuant to the foregoing sentence containing the calculation thereof in reasonable detail submitted by Lender to Borrower shall be conclusive in the absence of manifest error. The provisions hereof shall survive the termination of this Agreement and payment of the outstanding Term Loans and all other Obligations. Failure or delay on the part of Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital under this Section 2.5 shall not constitute a waiver of Lender’s right to demand such compensation; provided, that Borrower shall not be under any obligation to compensate Lender under this Section 2.5 with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to the date of the delivery of the notice required pursuant to the foregoing provisions of this paragraph; provided further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period.

(d) If any Lender shall request compensation under this Section 2.5 or Section 2.6, then such Lender shall use commercially reasonable efforts (i) to file any certificate or document reasonably requested in writing by Borrower or (ii) to assign its rights and delegate and transfer its obligations hereunder to an Affiliate, in the case of clause (i) or (ii) above, if such filing or assignment would subsequently reduce its claims for compensation under this Section 2.5 or amounts payable pursuant to Section 2.6, as the case may be. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing, assignment, delegation or transfer.

2.6 Taxes; Withholding, etc.

(a) All sums payable by any Credit Party hereunder and under the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment. In addition, Borrower agrees to pay, and shall indemnify and hold Lender harmless from, Other Taxes, and within thirty (30) days after the date of paying such sum, Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof.

(b) If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by any Credit Party to Lender under any of the Loan Documents: (i) Borrower shall notify Lender of any such requirement or any change in any such requirement as soon as any Borrower becomes aware of it; (ii) Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Lender, as the case may be) on behalf of and in the name of Lender; (iii) if the Tax is an Indemnified Tax, the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including any deductions applicable to additional sums payable under this Section 2.6(b)), Lender receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Lender evidence satisfactory to Lender of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other Governmental Authority. Borrower shall indemnify Lender for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.6(b)) paid by Lender and any liability (including penalties, interest, and reasonable expenses) arising therefrom or with respect thereto whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Any indemnification payment pursuant to this Section 2.6 shall be made within thirty (30) days from written demand therefor.

(c) If any party hereto determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.6 (including by the payment of additional amounts pursuant to this Section 2.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.6 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (c) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay, credit or offset such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (c), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (c) if the payment of such amount would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This clause (c) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

2.7 Fees. As additional consideration for Lender’s agreement to advance money or extend credit for Borrower’s benefit, on the terms and conditions set forth in this Agreement, Borrower shall pay to Lender: (a) on the Tranche A Closing Date, an amount equal to the product of the Tranche A Loan Amount multiplied by 0.015; (b) on the Tranche B Closing Date, if any, an amount equal to the product of the Tranche B Loan Amount multiplied by 0.015; (c) on the Tranche C Closing Date, if any, an amount equal to the product of the Tranche C Loan Amount multiplied by 0.015; and (d) on the Tranche D Closing Date, if any, an amount equal to the product of the Tranche D Loan Amount multiplied by 0.015.

2.8 Evidence of Debt; Register; Lender’s Books and Records; Term Loan Notes.

(a) Lender’s Evidence of Debt. Lender shall maintain on its internal records an account or accounts evidencing the Obligations of each Borrower to Lender, including the amounts of the Term Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Borrower’s Obligations in respect of any applicable Term Loans; provided further, that in the event of any inconsistency between the Register and Lender’s records, the recordations in the Register shall govern, absent manifest error.

(b) Register. Lender shall maintain at its principal office (as specified in, or as otherwise identified upon notice to the other parties hereto in accordance with, Section 10), a register for the recordation of the name and address of Lender, the principal of, and stated interest on, the Term Loans and the Term Loan Notes held by Lender (the “Register”). The Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice. Lender shall record, or shall cause to be recorded, in the Register the principal of, and interest on, the Term Loans in accordance with the provisions of

Section 12.1, and each repayment or prepayment in respect of the principal amount of the Term Loans and any such recordation shall be conclusive and binding on Borrower and Lender, absent manifest error; provided, that failure to make any such recordation, or any error in such recordation, shall not affect any of Borrower’s Obligations in respect of any Term Loan. Borrower hereby designates Lender to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.8.

(c) Term Loan Notes. Borrower shall execute and deliver to Lender or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 12.1, on the Tranche A Closing Date and, if and applicable, the Tranche B Closing Date, the Tranche C Closing Date and the Tranche D Closing Date a Term Loan Note to evidence Lender’s Term Loan(s).

3.	CONDITIONS OF LOANS

3.1 Conditions Precedent to Tranche A Loan. Lender’s obligation to advance the Tranche A Loan is subject to the condition precedent that Lender shall have received such documents, in form and substance satisfactory to Lender or such other matters shall have been completed (or otherwise expressly waived in writing in Lender’s sole discretion), as follows:

(a) copies of the Loan Documents originally executed and delivered by each applicable Credit Party, and each schedule to such Loan Documents (such schedules to be in form and substance reasonably satisfactory to Lender), including this Agreement, the Security Agreement, each IP Agreement and each Control Agreement required by the Lender;

(b) true, correct and complete copies of the Operating Documents of each of the Credit Parties;

(c) the Perfection Certificates for Borrower and its Subsidiaries;

(d) the organizational structure and capital structure of Borrower and each of its Subsidiaries shall be as set forth on Schedule 3.1(d);

(e) a good standing certificate for each Credit Party, certified (where applicable) by the Secretary of State of the State of incorporation of such Credit Party or (with respect to the Borrower) issued by the Jersey Financial Services Commission as of a date no earlier than thirty (30) days prior to the Tranche A Closing Date;

(f) a director’s or Secretary’s Certificate with completed Borrowing Resolutions for each Credit Party;

(g) certified copies, dated as of a recent date, of lien searches, as Lender shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements or other documents either constitute Permitted Liens or have been or, in connection with the Term Loans, will be terminated or released;

(h) each Credit Party shall have obtained all Governmental Approvals and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose material and adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired;

(i) a landlord’s consent in favor of Lender for the Credit Parties’ leased locations in Portsmouth, NH and Root, Switzerland by the respective landlord thereof (which consent shall include an agreement by such landlord to permit reasonable access to such leased premises by Lender or its agents upon an Event of Default for purposes of removal of any and all Collateral, if such leased premises is a warehouse, distribution center or other location at which a material amount of Collateral is located), together with the duly executed original signatures thereto;

(j) opinions of counsel (which counsel shall be reasonably satisfactory to Lender) to the Credit Parties, including the opinion of Proskauer Rose LLP, Ogier (with respect to certain Jersey law matters) and Wenger Plattner (with respect to certain Swiss law matters), in each case, in form and substance reasonably satisfactory to Lender;

(k) true, correct and complete copies of any registration rights agreement, investors’ rights agreement or other similar agreement relating to, governing or otherwise affecting the ownership of the capital stock or other equity ownership interests of any Credit Party, and any amendments, restatements, supplements and modifications thereto;

(l) a summary in reasonable detail of all insurance policies required by Section 6.5 hereof carried or maintained as of the Tranche A Closing Date and evidence that such insurance policies are in full force and effect, together with appropriate evidence showing loss payable or additional insured clauses or endorsements in favor of Lender;

(m) [Intentionally Omitted];

(n) [Intentionally Omitted];

(o) [Intentionally Omitted];

(p) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”);

(q) (i) audited consolidated financial statements for Borrower and its Subsidiaries for the period ended December 31, 2013; and (ii) for the interim period from the most recent audited period to the Tranche A Closing Date, internally prepared, unaudited consolidated financial statements for each quarterly period completed prior to the Tranche A Closing Date, all in form and substance satisfactory to Lender;

(r) evidence satisfactory to Lender in the form of a certificate of the Chief Financial Officer of Borrower that, as of the Tranche A Closing Date, after giving effect to the incurrence of Indebtedness under the Tranche A Note, Borrower is Solvent and the Credit Parties, on a consolidated basis, are Solvent;

(s) payment of the Lender Expenses and other fees then due as specified in Section 2.4 hereof;

(t) evidence that there shall be no litigation, public or private, or administrative proceedings, governmental investigation or other legal or regulatory developments, actual or threatened, that, singly or in the aggregate, could reasonably be expected to result in a Material Adverse Change except as set forth on Schedule 5.6;

(u) [Intentionally Omitted];

(v) true, correct and complete copies of all Manufacturing Agreements, as executed and delivered by all parties thereto, and any amendments, restatements, supplements and modifications thereto; and

(w) a certificate, dated the Tranche A Closing Date and signed by a Responsible Officer of Borrower, confirming satisfaction of the conditions precedent set forth in this Section 3.1 and Sections 3.3(b) and (c).

3.2 Conditions Precedent to Tranche B Loan, Tranche C Loan and Tranche D Loan. Lender’s obligation to advance each of the Tranche B Loan, the Tranche C Loan and the Tranche D Loan, if and as applicable, is subject to the condition precedent that Lender shall have received such documents, in form and substance satisfactory to Lender or such other matters shall have been completed (or otherwise expressly waived in writing in Lender’s sole discretion), as follows:

(a) payment of the Lender Expenses and other fees then due as specified in Section 2.4 hereof; and

(b) a certificate, dated the Tranche B Closing Date, the Tranche C Closing Date or the Tranche D Closing Date, as the case may be, and signed by a Responsible Officer of Borrower, confirming satisfaction of the conditions precedent set forth in this Section 3.2 and Sections 3.3(b) and (c).

3.3 Additional Conditions Precedent to Term Loans. The obligation of Lender to make the Term Loans is subject to the satisfaction of each of the following additional conditions precedent:

(a) except as otherwise provided in Section 3.5, timely receipt of one or more executed Payment/Advance Forms in the form of Exhibit A hereto;

(b) each of the representations and warranties of the Credit Parties in this Agreement and the other Loan Documents which are not qualified as to materiality or Material Adverse Change shall be true, accurate, and complete in all material respects, and each of representations and warranties of the Credit Parties in this Agreement and the other Loan Documents which are qualified as to materiality or Material Adverse Change shall be true, accurate and complete in all respects, in each case, on the Tranche A Closing Date, the Tranche B Closing Date, the Tranche C Closing Date or the Tranche D Closing Date, if and as applicable, as if made on such date; and

(c) (i) there shall not have occurred any Material Adverse Change and (ii) there shall not have occurred and be continuing any Default or Event of Default.

3.4 Covenant to Deliver. The Credit Parties agree to deliver to Lender each item required to be delivered to Lender under this Agreement (unless otherwise waived in Lender’s sole discretion) as a condition precedent to any Credit Extension. The Credit Parties expressly agree that a Credit Extension made prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of the Credit Parties’ obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Lender’s sole discretion. The request and acceptance by Borrower of the proceeds of the Term Loan shall be deemed to constitute, as of the Tranche A Closing Date, the Tranche B Closing Date, the Tranche C Closing Date or the Tranche D Closing Date, as the case may be, a representation and warranty by Borrower that the conditions in Section 3.1 or Section 3.2, as applicable, and, in either case, Section 3.3, have been satisfied (unless otherwise waived in Lender’s sole discretion).

3.5 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of the Term Loans set forth in this Agreement, to obtain the Term Loans, Borrower shall deliver to Lender by electronic mail or facsimile a completed Payment/Advance Form for the requested Term Loans executed by a Responsible Officer of each applicable Borrower, or his or her designee. In addition to the foregoing, if Borrower elects to obtain the Tranche B Loan, the Tranche C Loan or the Tranche D Loan, as the case may be, Borrower shall notify Lender (which notice shall be irrevocable on and after the date on which such notice is given and Borrower shall be bound to make a borrowing in accordance therewith) by electronic mail or facsimile by no later than 5:00 pm on June 30, 2016, in which case Lender shall make the Tranche B Loan, the Tranche C Loan or the Tranche D Loan, as applicable, available to Borrower not later than 2:00 p.m. on the Tranche B Closing Date, the Tranche C Closing Date or the Tranche D Closing Date, as applicable, by wire transfer of same day funds in Dollars, to such account(s) as may be designated in writing to Lender by Borrower. Failure of Borrower to deliver such notice regarding the making of the Tranche B Loan, the Tranche C Loan or the Tranche D Loan, in each case, on or before June 30, 2016 shall be deemed to constitute Borrower’s election not to request the proceeds of the Tranche B Loan, the Tranche C Loan or the Tranche D Loan, as applicable.

3.6 Further Jersey Security Interest Agreements. Borrower covenants and agrees that, if, at any time until payment in full of all Obligations (other than inchoate indemnity obligations), it acquires rights, title or interest in any Collateral which is not secured by the Jersey Security Interest Agreement and which would require to be secured pursuant to the Security Interests (Jersey) Law 2012 (as amended) in order to create a first priority perfected security interest in such Collateral, it shall, within ten (10) Business Days of acquiring rights, title or interest in such Collateral, enter into a Jersey law governed security interest agreement granting first priority perfected security interests in respect of such Collateral to Lender, in a form acceptable to Lender; provided that, in respect of Collateral which falls within Articles (ix), (x) and (xii) of the Security Interests (Jersey) Law 2012 (as amended), no Jersey law governed security interest agreement shall be required to be entered into unless the value of any individual item of intangible moveable property which constitutes such Collateral is at any time in excess of Two Hundred and Fifty Thousand Dollars ($250,000.00), in which case Borrower shall, within ten (10) Business Days of acquiring rights, title or interest in such Collateral, enter into a Jersey law governed security interest agreement granting first priority perfected security interests in respect of such item of intangible moveable property to Lender, in a form acceptable to Lender.

4.	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Without limiting any other security interest granted to the Secured Parties, pursuant to any Collateral Document, each of the Credit Parties hereby grants Lender to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

4.2 Priority of Security Interest.

(a) Each Credit Party represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral other than Collateral which would require to be secured pursuant to the Security Interests (Jersey) Law 2012 (as amended) in order to create a first priority perfected security interest in such Collateral (subject only to Permitted Liens that are permitted by the terms of this Agreement to have superior priority to the Lien in favor of Lender, if any). Each Credit Party represents, warrants, and covenants that, at the Tranche A Closing Date, the security interests granted pursuant to the Jersey Security Interest Agreement will be and shall at all times continue to be first priority perfected security interests in the Collateral as defined therein and that, at the Tranche A Closing Date, such Collateral (as defined in the Jersey Security Interest Agreement) will be the only Collateral which would require to be secured pursuant to the Security Interests (Jersey) Law 2012 (as amended) in order to create a first priority perfected security interest in such Collateral. If a Credit Party shall acquire a commercial tort claim with a value (as calculated by a Responsible Officer of Borrower in good faith, acting prudently based on reasonable assumptions) greater than Two Hundred Fifty Thousand Dollars ($250,000.00), such Credit Party shall promptly notify Lender in a writing signed by such Credit Party of the general details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Lender.

(b) If this Agreement is terminated, Lender’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Lender’s obligations to make Credit Extensions has terminated, Lender shall, at the Credit Parties’ sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to the appropriate Credit Parties. At the request of any Credit Party following any such termination of Lender’s obligations to make Credit Extensions, Lender shall deliver to such Credit Party any Collateral of such Credit Party held by Lender hereunder and execute and deliver to such Credit Party such documents as such Credit Party shall reasonably request to evidence such termination. Borrower hereby agrees to pay all reasonable costs and expenses incurred by Lender in connection with any such delivery of Collateral or the preparation, execution and delivery of any such documentation.

4.3 Authorization to File Financing Statements. The Credit Parties hereby authorize Lender to file financing statements, with notice to the Credit Parties, with all jurisdictions which Lender determines appropriate to perfect or protect its interest or rights hereunder, including a notice that any disposition of the Collateral, by either the Credit Parties or any other Person, shall be deemed to violate the rights of Lender under the Code, except dispositions permitted hereunder. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail.

5.	REPRESENTATIONS AND WARRANTIES

In order to induce Lender to enter into this Agreement and to make the Credit Extensions to be made on the Tranche A Closing Date and, if and as applicable, the Tranche B Closing Date, the Tranche C Closing Date and the Tranche D Closing Date, each Credit Party, jointly and severally, represents and warrants to Lender that the following statements are true and correct as of the Effective Date and at the time of the making each of the Tranche A Loan, Tranche B Loan, the Tranche C Loan and the Tranche D Loan, as applicable (both with and without giving effect to each such Term Loan):

5.1 Due Organization, Authorization; Power and Authority. Each of Borrower and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 5.1, (b) has all requisite power and authority to own, license and operate its properties, to carry on its business as now conducted and as proposed to be conducted, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations except where the failure to do so has not had or could not reasonably be expected to have a Material Adverse Change. Each Credit Party has all requisite power and authority to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby;

5.2 Equity Interests and Ownership. The Equity Interests of Borrower and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 5.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Borrower or any of its Subsidiaries of any additional membership interests or other Equity Interests of Borrower or any of its Subsidiaries or other Equity Interests convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of Borrower or any of its Subsidiaries. Schedule 5.2 correctly sets forth the ownership interest of Borrower and its Subsidiaries in each of its respective Subsidiaries as of the Effective Date. The organizational structure and capital structure of Borrower and each of its Subsidiaries is as set forth on Schedule 3.1(d);

5.3 No Conflict; Government Consents. Except as set forth in Schedule 5.3, the execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party have been duly authorized and do not (i) conflict with any of such Credit Party’s Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Credit Party or any of its Subsidiaries or any of their property or assets may be bound or affected and which has resulted or could reasonably be expected to result in a Material Adverse Change, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except (x) such Governmental Approvals which have already been obtained and are in full force and effect, and (y) for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Lender for filing or recordation on or after the Tranche A Closing Date), (v) constitute an event of default under any agreement by which such Credit Party is bound in which the default has resulted or could reasonably be expected to result in a Material Adverse Change or (vi) require any approval of stockholders, members or partners or any approval or consent of any Person except for such approvals or consents which will be obtained on or before the Tranche A Closing Date and disclosed in writing to Lender. Without limiting Section 5.11 hereof, neither Borrower nor any of its Subsidiaries is in default under any agreement to which it is a party or by which it or its assets is bound in which the default could reasonably be expected to have a Material Adverse Change;

5.4 Binding Obligation. Each Loan Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except (a) as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or (b) in respect of any security granted over any Collateral that would be required to be secured pursuant to the Security Interest (Jersey) Law 2012 (as amended) in order to create a first priority perfected security interest in such Collateral unless such security is granted by a Loan Document pursuant to the Security Interests (Jersey) Law 2012 (as amended);

5.5 Collateral. In connection with this Agreement, each Credit Party has delivered to Lender a completed certificate signed by such Credit Party and its Subsidiaries (each, a “Perfection Certificate”, and collectively, the “Perfection Certificates”). Each Credit Party represents and warrants to Lender that:

(a) (i) its exact legal name is that indicated on its Perfection Certificate and on the signature page hereof; (ii) it is an organization of the type and is organized in the jurisdiction set forth in its Perfection Certificate; (iii) its Perfection Certificate accurately sets forth its organizational identification number or accurately states that it has none; (iv) its Perfection Certificate accurately sets forth its place of business, or, if more than one, its chief executive office as well as its mailing address (if different than its chief executive office); (v) except as set forth in the Perfection Certificates, it (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (vi) all other information set forth on its Perfection Certificate pertaining to it and each of its Subsidiaries is accurate and complete (it being understood and agreed that each Credit Party may from time to time update certain information in its Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If any Credit Party is not now a Registered Organization but later becomes one, it shall promptly notify Lender of such occurrence and provide Lender with such Credit Party’s organizational identification number. Lender hereby agrees that the Perfection Certificates shall be deemed to be updated to reflect information provided in any notice delivered by any Credit Party to Lender pursuant to the last full paragraph of Section 7.2 below; provided, that any update to the Perfection Certificates by any Credit Party pursuant to the last full paragraph of Section 7.2 below shall not relieve any Credit Party of any other Obligation under this Agreement, including its Obligations pursuant to Section 6.7(b);

(b) (i) it has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder or under any Collateral Document, free and clear of any and all Liens except Permitted Liens, (ii) it has no deposit accounts, securities accounts, commodity accounts or other investment accounts other than the deposit accounts, securities accounts, commodity accounts or other investment accounts described in the Perfection Certificates delivered to Lender in connection herewith, or of which such Credit Party has given Lender notice and taken such actions as are necessary (other than with respect to Excluded Accounts) to give Lender a perfected security interest therein (and upon delivery of such notice and taking such action, the Perfection Certificates will be deemed to be updated with the information contained in such notice), (iii) Collateral is not in the possession of any third Person bailee (such as a warehouse) except as otherwise provided in the Perfection Certificates or as permitted pursuant to Section 7.2. None of the Collateral shall be held at locations other than (x) as set forth in the Perfection Certificate, (y) as permitted pursuant to Section 7.2, or (z) as otherwise held by field staff or employees of the Credit Parties or its patients in the ordinary course of business;

(c) With respect to Included Product, all Inventory of Borrower and its Subsidiaries, whether held by any of them for sale or lease, to be furnished under contract of service, or otherwise, is in all material respects of good and marketable quality, free from material defects, and is maintained in accordance with all applicable FDA Good Manufacturing Practices (or any foreign equivalent) using commercially reasonable efforts standard in the industry;

(d) An accurate, true and complete list of all pending, registered or issued Intellectual Property, which as of the Tranche A Closing Date is owned by or exclusively licensed to any of the Credit Parties or its Subsidiaries or that any of the Credit Parties or its Subsidiaries has the right to acquire or license (including the name/title, current owner, registration or application number, and registration or application date and such other information as reasonably requested by Lender) (the “Current Company IP”) is set forth on Schedule 5.5(d). Except as set forth on Schedule 5.5(d), (x) to the knowledge of the Credit Parties and their Subsidiaries, each item of Current Company IP which is owned by any Credit Party or its Subsidiaries is valid and subsisting and no such Intellectual Property has lapsed, expired, been cancelled or become abandoned and (y) to the knowledge of the Credit Parties and their Subsidiaries, each such item of Current Company IP which is licensed by any such Credit

Party or any of its Subsidiaries from another Person is valid and subsisting and has not been denied, rejected or invalidated, lapsed, expired, been cancelled or become abandoned. There are no published patents, patent applications, articles or prior art references that would reasonably be expected to materially adversely affect the validity or enforceability of any of the Patents within the Current Company IP. Each Person who has or has had any rights in or to the Current Company IP, including each inventor named on the Patents within such Current Company IP filed by any Credit Party or its Subsidiaries, has executed an agreement assigning his, her or its entire right, title and interest in and to such Current Company IP, and the inventions embodied, described or claimed therein, to the stated owner thereof and, to the knowledge of such Credit Party or such Subsidiary, no such Person has any contractual or other obligation that would preclude or conflict with exploitation of the Included Products or entitle such Person to ongoing payments. In each case where a patent is held by any Credit Party or any of its Subsidiaries by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued;

(e) Except for the Permitted Licenses: (i) each Credit Party or its Subsidiaries, as the case may be, possesses sole, exclusive and valid title to the Current Company IP for which it is listed as the owner (legally or beneficially) on Schedule 5.5(d); and (ii) there are no Liens on or to any Current Company IP, other than Permitted Liens;

(f) There are no maintenance, annuity or renewal fees that are currently overdue beyond their allotted grace period for any of the Current Company IP which is owned by any of the Credit Parties or their Subsidiaries, as the case may be, nor have any applications or registrations therefor lapsed or become abandoned, been cancelled or expired. To the knowledge of any Credit Party or any of their Subsidiaries, there are no maintenance, annuity or renewal fees that are currently overdue beyond their allotted grace for any of the Current Company IP which is not owned by any of the Credit Parties or their Subsidiaries, nor, to the knowledge of any Credit Party or any of their Subsidiaries, have any applications or registrations therefor lapsed or become abandoned, been cancelled or expired;

(g) Schedule 5.5(g) sets forth an accurate, true and complete list of all agreements pursuant to which any Credit Party or any of its Subsidiaries has the legal right to exploit Current Company IP that is owned by another Person for the manufacture, use, sale or supply of Included Products (the “Current Company IP Agreements”). There are no unpaid fees or royalties under any Current Company IP Agreement that have become due, or are expected to become overdue. Each Current Company IP Agreement is legal, valid, binding, enforceable, and in full force and effect. Neither Borrower nor any of its Subsidiaries is in breach of any Current Company IP Agreement to which it is a party and, to the knowledge of Borrower or such Subsidiary, no circumstances or grounds exist that would give rise to a claim of breach or right of rescission, termination, non-renewal, revision, amendment, restatement, supplement or modification of any of the Current Company IP Agreements, including the execution, delivery and performance of this Agreement and the other Loan Documents;

(h) No payments by any Credit Party or any of its Subsidiaries, as the case may be, are due to any other Person in respect of the Current Company IP other than pursuant to the Current Company IP Agreements and those fees payable to patent offices in connection with the prosecution and maintenance of such Current Company IP and associated attorney fees;

(i) No Credit Party or any of its Subsidiaries has undertaken or omitted to undertake any acts, and no circumstance or grounds exist that are known to any Credit Party or any of its Subsidiaries, that would invalidate, reduce or eliminate, in whole or in part, (x) the enforceability or scope of any Current Company IP, or (y) in the case of Current Company IP owned or exclusively licensed by any Credit Party or any of its Subsidiaries, as the case may be, other than with respect to Permitted Licenses and except as set forth on Schedule 5.5(i), such Credit Party’s or such Subsidiary’s entitlement to exclusively exploit such Current Company IP;

(j) Except as set forth on Schedule 5.6 (or advised by written notice pursuant to Section 6.2(d), in which case the following representation shall be considered true and correct in all respects solely with respect to the matters set forth in the Settlement Agreement if and only so long as no Adverse Proceeding has been initiated in connection with any such matters), there is no material pending, decided or settled opposition, interference proceeding, reexamination proceeding, review, cancellation proceeding, injunction, lawsuit, hearing, investigation, complaint, arbitration, mediation, demand, International Trade Commission investigation, decree, or any other dispute, disagreement, or claim, in each case alleged in writing to Borrower or any of its Subsidiaries (collectively referred to hereinafter as “Specified Disputes”), nor has any such Specified Dispute to the knowledge of Borrower been threatened, in each case challenging the legality, validity, enforceability or ownership of any Company Current IP, and neither the operation of any Credit Party or any of its Subsidiaries, no any activity by any Credit Party or any of its Subsidiaries, nor manufacture, use, importation, offer for sale or sale of any Included Product infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property asset or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any rights of others in or to any Intellectual Property asset;

(k) Except as noted on Schedule 5.5(k) (as updated from time to time pursuant to Section 6.7(b)), no Credit Party is a party to, nor is it bound by, any Restricted License;

(l) [Intentionally Omitted];

(m) Except as set forth on Schedule 5.5(m), no Credit Party or any of its Subsidiaries has entered into any agreement to indemnify any other Person outside the ordinary course of business against any claim of infringement or misappropriation of any Intellectual Property; there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (i) restrict the rights of any Credit Party or any of its Subsidiaries to use any Current Company IP, (ii) restrict the business of any Credit Party or any of its Subsidiaries, in order to accommodate the rights of others in or to any Intellectual Property, or (iii) permit third parties to use any Current Company IP;

(n) To the knowledge of each Credit Party or its Subsidiaries, (i) there is no, nor has there been any, infringement or violation by any person or entity of any of the Current Company IP or the rights of any Credit Party and any of its Subsidiaries therein or thereto and (ii) there is no, nor has there been any, misappropriation by any person or entity of any of the Current Company IP or the subject matter thereof;

(o) Each Credit Party or its Subsidiaries has taken all reasonable security measures to protect the secrecy, confidentiality and value of all Know-How owned by or held for use by any Credit Party and any of its Subsidiaries, including, without limitation, requiring each employee and consultant and any other person with access to such Know-How to execute a binding confidentiality agreement, copies or forms of which have been provided to the Lender and, to the knowledge of each Credit Party or its Subsidiaries, there has not been any breach by any party to such confidentiality agreements;

(p) Each Included Product performs in accordance with its documented specifications and as each Credit Party or its Subsidiaries has warranted to its customers;

(q) [Intentionally Omitted];

(r) [Intentionally Omitted];

(s) Schedule 5.5(s) contains a complete and accurate list of all Current Company IP covering the Included Products;

(t) Schedule 5.5(t) contains a complete and accurate list of all material commercial licenses, sublicenses or other agreements under which any Credit Party or any of its Subsidiaries has granted present or contingent rights to third parties in the Current Company IP; and

(u) All Current Company IP that has been issued by, or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world is registered in the name of the owner Credit Party or its Subsidiaries;

5.6 Adverse Proceedings, etc. Except as set forth on Schedule 5.6 (or advised pursuant to Section 6.2(d)), there are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to result in a Material Adverse Change. Neither Borrower nor any of its Subsidiaries (a) is in violation of any Requirements of Law (including Environmental Laws) that, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, orders, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Change;

5.7 Financial Statements; Financial Condition; Books and Records.

(a) All consolidated financial statements of Borrower and each of its Subsidiaries furnished by or on behalf of Borrower and each of its Subsidiaries to Lender in connection herewith prior to the Tranche A Closing Date were prepared in conformity with Applicable Accounting Standards (other than any pro forma statements and projections provided to Lender which include adjustments from the Applicable Accounting Standards, such adjusted pro forma statements and projections being calculated by a Responsible Officer of Borrower in good faith, acting prudently based upon reasonable assumptions and in all respect in accordance with Applicable Accounting Standards (except with respect to such adjustments) and being presented to the audit committee of the Board of Directors of Borrower, and are in the same format as presented to the audit committee of the Board of Directors of Borrower) and fairly present in all material respects the consolidated financial condition of Borrower and such Subsidiaries and their consolidated results of operations. Since the date of the most recent financial statements delivered to Lender pursuant to Section 3.1(q), there has not been any material deterioration in the consolidated financial condition of Borrower and its Subsidiaries in existence immediately prior to the Tranche A Closing Date. Neither Borrower nor any of its Subsidiaries in existence immediately prior to the Tranche A Closing Date has any contingent liability or liability for Taxes, long term lease (other than long-term leases entered into in the ordinary course of business) or unusual forward or long term commitment (other than as set forth in the Settlement Agreement) that is not reflected in the consolidated financial statements or the notes thereto delivered to Lender pursuant to Section 3.1(q) and which in any such case is material in relation to the business, operations, management, performance, properties, assets, liabilities (actual or contingent) or financial condition of Borrower and such Subsidiaries taken as a whole. Since the date of the most recent audited financial statements delivered to Lender pursuant to Section 3.1(q), no change in the business, assets, liabilities, financial condition or results of operations of Borrower or any of its Subsidiaries in existence immediately prior to the Tranche A Closing Date has occurred, and no event has occurred or failed to occur, that has had or could reasonably be expected to have, either alone or in conjunction with all other such changes, events and failures, a Material Adverse Change;

(b) All statements and certificates of Borrower and each of its Subsidiaries required to be delivered to Lender pursuant to Section 6.2(a) will be prepared in conformity with Applicable Accounting Standards (other than any pro forma statements and projections provided to Lender which include adjustments from the Applicable Accounting Standards, such adjusted pro forma statements and projections being in the same format as provided to the audit committee of the Board of Directors) and fairly present in all material respects the consolidated financial condition of Borrower and its Subsidiaries and their consolidated results of operations. Since the date of the most recent financial statements delivered to Lender pursuant to Section 6.2(a), there has not been any material deterioration in the consolidated financial condition of Borrower and its Subsidiaries. Neither Borrower nor any of its Subsidiaries has any contingent liability or liability for Taxes, long term lease (other than long-term leases entered into in the ordinary course of business) or unusual forward or long term commitment (other than as set forth in the Settlement Agreement) that is not reflected in the consolidated financial statements or the notes thereto delivered to Lender pursuant to Section 6.2(a) and which in any such case is material in relation to the business, operations, properties, assets, or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole. Since the date of the most recent audited financial statements submitted to Lender pursuant to Section 6.2(a), no change in the business, assets, liabilities, financial condition or results of operations of Borrower or any of its Subsidiaries has occurred, and no event has occurred or failed to occur, that has had or could reasonably be expected to have, either alone or in conjunction with all other such changes, events and failures, a Material Adverse Change;

5.8 Solvency; Going Concern.

(a) The fair value of Borrower, and of the Credit Parties on a consolidated basis, exceeds the fair value of its or their liabilities; no Credit Party is left with unreasonably small capital after the transactions in this Agreement, and each Credit Party is able to pay its debts (including trade debts) as they mature. Without limiting the generality of the foregoing, there has been no proposal made or resolution adopted by any competent corporate body for the dissolution, winding-up or liquidation of any Credit Party, nor do any circumstances exist which may result in the dissolution, winding-up or liquidation of any Credit Party. No proposal has been made nor any resolution been adopted by any competent corporate body of any Credit Party for the statutory merger of such Credit Party with any other Person other than as set forth on Schedule 5.8 (including for any merger permitted by Section 7.3). None of the Credit Parties has (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditor, (iii) suffered the appointment of a receiver or the Viscount of the Royal Court of Jersey take possession of all or any portion of its assets, (iv) suffered the attachment or judicial seizure of all or any portion of its assets, (v) admitted in writing its inability to pay its debts as they come due, nor (vi) made an offer of settlement, extension or composition to its creditors generally; and

(b) Borrower has, and the Credit Parties on a consolidated basis have, sufficient liquidity to continue current operations for the next twelve (12) months, giving effect to the Term Loans but without the need to liquidate any of its assets or businesses or curtail its operational activities in any material way;

5.9 Payment of Taxes. All foreign, U.S. federal, material state, material provincial and other material Tax returns and reports (or extensions thereof) of each Credit Party and its Subsidiaries required to be filed by any of them have been timely filed, and all material Taxes which are due and payable by any Credit Party and its Subsidiaries and all material assessments, fees and other governmental charges upon any Credit Party and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises have been timely paid except where the validity or amount thereof is being contested in good faith by appropriate proceedings; provided, that (i) the applicable Credit Party has set aside on its books adequate reserves therefor in conformity with Applicable Accounting Standards and (ii) the failure to pay such Taxes, individually or in the aggregate, has not resulted or could not reasonably be expected to result in a Material Adverse Change. No Credit Party has knowledge of any proposed Tax deficiency or assessment against it or any of its Subsidiaries which is not being actively contested by it or such Subsidiary in good faith and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with Applicable Accounting Standards shall have been made or provided therefor. Neither any Credit Party nor any of its Subsidiaries have executed or filed with the Internal Revenue Service or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Taxes nor has there been any request in writing for such extension. Neither any Credit Party nor any of its Subsidiaries has agreed, or has been requested, to make any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise other than automatic adjustments relating to Section 263A and the Treasury Regulations thereunder. Neither any Credit Party nor any of its Subsidiaries has any obligation under any written Tax sharing agreement. No Credit Party nor any Subsidiary has been a member of an affiliated group filing a consolidated U.S. federal income Tax return within the meaning of the IRC and has no liability for Taxes of any other Person under IRC Section 1.1502-6 (or similar provision of foreign, state, or local law) as a transferee or successor, by contract, or otherwise. No Credit Party nor any Subsidiary has distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by IRC Sections 355 or 361 during any year for which the statute of limitations does not bar the assessment of U.S. federal income Tax;

5.10 Environmental Matters. Neither Borrower nor any of its Subsidiaries nor any of their respective Facilities or operations is subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change. Neither Borrower nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state or foreign law. There are and, to each Credit Party’s knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change. To any Credit Party’s knowledge, no predecessor of Borrower or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and neither Borrower’s nor any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260 270 or any state or foreign equivalent. Compliance by Borrower and its Subsidiaries with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws has not resulted or could not be reasonably expected to result in, individually or in the aggregate, a Material Adverse Change. No event or condition has occurred or is occurring with respect to any Credit Party relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Change;

5.11 Material Contracts. Schedule 5.11 contains a true, correct and complete list of all the Material Contracts in effect on the Tranche A Closing Date. After giving effect to consummation of the transactions contemplated by this Agreement, except as described on Schedule 5.11, each such Material Contract is a valid and binding obligation of the applicable Credit Party or its Subsidiaries and, to each Credit Party’s knowledge, each other party thereto, and is in full force and effect, and neither the applicable Credit Party or Subsidiary nor, to each Credit Party’s knowledge, any other party thereto, is in breach thereof or default thereunder. No Credit Party or any of its Subsidiaries has received any notice from any party thereto, oral or written, regarding the cancellation, termination or invalidation of any such Material Contract;

5.12 Regulatory Compliance. No Credit Party is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. No Credit Party is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board). Each Credit Party has complied in all material respects with the Federal Fair Labor Standards Act. Each of

Borrower and its Subsidiaries and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the IRC and the regulations and published interpretations thereunder, except where such failure to comply has not resulted or could not reasonably be expected to result in a Material Adverse Change. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, has resulted or could reasonably be expected to result in a Material Adverse Change. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the property of all such underfunded Plans by an amount that has resulted or could reasonably be expected to result in a Material Adverse Change. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of Borrower or its Subsidiaries or their respective ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Change;

5.13 Margin Stock. No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). None of the proceeds of the Credit Extensions or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Term Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. No part of the proceeds of the Term Loans will be used, whether directly or indirectly, for any purpose that entails a violation of, or that is inconsistent with, any regulation of the Federal Reserve Board;

5.14 Subsidiaries; Investments; Affiliate Transactions. Neither Borrower nor any of its Subsidiaries owns any stock, partnership interest or other equity securities except for Permitted Investments. Set forth on Schedule 5.14 hereto is a true, correct and complete list of all transactions with any Affiliate of any Credit Party or any holder of ten percent (10%) or more of the Equity Interests of any Credit Party or any of their respective Subsidiaries or any Affiliate of any such Person, in each case, that is not itself a Credit Party;

5.15 Employee Matters. Neither Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to result in a Material Adverse Change. There is (a) no unfair labor practice complaint pending against Borrower or any of its Subsidiaries, or to the knowledge of any Credit Party, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Borrower or any of its Subsidiaries or to the knowledge of any Credit Party, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Borrower or any of its Subsidiaries, and (c) to the knowledge of any Credit Party, no union representation question existing with respect to the employees of Borrower or any of its Subsidiaries and, to the knowledge of any Credit Party, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to result in a Material Adverse Change;

5.16 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions to fund its working capital requirements and general corporate purposes and not for any other purposes, including personal, family, household or agricultural purposes;

5.17 Full Disclosure. No representation or warranty of any Credit Party contained in any Loan Document or in any other documents, certificates or written statements furnished to Lender by or on behalf of any Credit Party for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (to the knowledge of any Credit Party, solely in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in any documents, certificates or written statements furnished to Lender by or on behalf of any Credit Party for use in connection with the transactions contemplated hereby are based upon good faith estimates and assumptions believed by the Credit Party furnishing such documents, certificates or statements to be reasonable at the time made. There are no facts known (or which should upon the reasonable exercise of diligence be known) to any Credit Party (other than matters of a general economic nature) that, individually or in the aggregate, have resulted or could reasonably be expected to result in a Material Adverse Change and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lender for use in connection with the transactions contemplated hereby;

5.18 Patriot Act. To the extent applicable, Borrower and each of its Subsidiaries is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (the Patriot Act). No part of the proceeds of the Credit Extensions will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977;

5.19 Accounts Receivable. The accounts receivable for Included Products owing to Borrower or any of its Subsidiaries have been calculated and recorded by a Responsible Officer of Borrower or such Subsidiary in good faith, acting prudently based upon reasonable assumptions and in all respects in accordance with Applicable Accounting Standards (other than any pro forma statements which include adjustments from Applicable Accounting Standards, such adjusted pro forma statements being calculated by a Responsible Officer of Borrower or such Subsidiary in good faith, acting prudently based upon reasonable assumptions and in all respects in accordance with Applicable Accounting Standards (except with respect to such adjustments)), have been presented to the audit committee of the Board of Directors of Borrower, and have a likelihood of collection based upon good faith estimates and assumptions believed by such Responsible Officer to be reasonable at the time;

5.20 Health Care Matters.

(a) Compliance with Health Care Laws. Except as set forth on Schedule 5.20(a) hereto, each Credit Party and each of its Subsidiaries, and each officer, director, and managing employee of each Credit Party and each of its Subsidiaries, and, to the knowledge of each Credit Party, each agent acting on behalf of each Credit Party and each of its Subsidiaries, is in compliance in all material respects with all Health Care Laws applicable to the applicable Credit Party or Subsidiary, and its products (including Included Product) and its properties or other assets or its business or operation;

(b) Compliance with FDA Laws. Except as set forth on Schedule 5.20(b) hereto, the Included Products: (i) are in compliance in all material respects with all applicable FDA Laws, including those related to the adulteration or misbranding of products; and (ii) have been manufactured in accordance with current FDA Good Manufacturing Practices;

(c) Compliance with EMA Laws. Except as set forth on Schedule 5.20(c) hereto, the Included Products: (i) are in compliance in all material respects with all applicable EMA Laws, including those related to the adulteration or misbranding of products; (ii) have been manufactured in accordance with current good manufacturing practices as required by EMA Laws (and any applicable corresponding laws and regulations of the Member States of the European Union); and (iii) have all required premarket clearances or certifications;

(d) Material Statements. None of the Credit Parties or their Subsidiaries, or any officer, director, or managing employee of any Credit Party or its Subsidiaries, or, to the knowledge of the applicable Credit Party, any agent acting on behalf of the applicable Credit Party or its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact to any Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, constitutes or would reasonably be expected to constitute a material violation of any Health Care Law, FDA Law or EMA Law or other Requirement of Law;

(e) Proceedings; Audits. To the Knowledge of the applicable Credit Party or Subsidiary, and except as has not resulted or could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, audit, action (legal or regulatory) or proceeding (legal or regulatory) by a Governmental Authority pending or threatened against any Credit Party or any of its Subsidiaries relating to any of the Health Care Laws, FDA Laws or EMA Laws;

(f) Prohibited Transactions. Except as set forth on Schedule 5.20(f), none of the Credit Parties or their Subsidiaries, or, to the knowledge of the applicable Credit Party or its Subsidiaries, any Person acting on behalf of any Credit Party or its Subsidiaries, has, in violation of any applicable Health Care Law, FDA Law, or EMA Law or other Requirement of Law: (i) offered, paid, solicited or received any remuneration, in cash or in kind, to, or made any financial arrangements with, any past, present or potential patient, supplier, physician, or contractor, in order to illegally obtain business or payments from such Person or otherwise generate business payable under Governmental Payor Programs; (ii) given or agreed to give, made, or is party to any illegal agreement to make, any illegal gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any past, present or potential patient, supplier, physician, contractor, or any other person; or (iii) made, or agreed to make, or is party to any agreement to make, any payment to any Person with the intention or understanding that any part of such payment would be a violation of any Health Care Law, FDA Law or EMA Law or other Requirement of Law. To the Knowledge of the Credit Parties, no Person has filed or has threatened to file against any Credit Party or any of its Subsidiaries or their Affiliates an action under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), or any analogous federal, state or foreign whistleblower statute;

(g) Exclusion. None of the Credit Parties or their Subsidiaries, or any officer, director, or employee of any Credit Party or its Subsidiaries, or, to the Knowledge of the Credit Parties, any agent acting on behalf of the applicable Credit Party or its Subsidiaries, has been, or, to the Knowledge of the applicable Credit Party, has been threatened to be: (i) excluded from any Governmental Payor Program pursuant to 42 U.S.C. § 1320a-7 and related regulations, (ii) debarred, disqualified, suspended or excluded from participation in Medicare, Medicaid or any other federal health care program (as such term is defined in 42 USC § 1320a-7b(f)); (iii) listed as an excluded party on the United States System for Award Management; or (iv) made a party to any other Adverse Proceeding by any Governmental Authority to prohibit the applicable Credit Party or Subsidiary from selling products or providing services to any Governmental Authority or other purchaser pursuant to any Health Care Laws;

(h) HIPAA. Except as has not resulted or could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change; (i) each Credit Party and each of its Subsidiaries is in compliance with all applicable foreign, federal, state and local laws and regulations, and the publicly available privacy and security policies (if any) of each Credit Party and each of its Subsidiaries, regarding the privacy and security of health information, personally identifiable information, and electronic transactions, including HIPAA, and the provisions of all business associate agreements (as such term is defined by HIPAA) to which it is a party; (ii) each Credit Party and each of its Subsidiaries has not collected or used any personally identifiable information from any third parties; (iii) each Credit Party and each of its Subsidiaries has privacy and security measures in place to protect information relating to its customers under its and their service providers’ possession or control from unauthorized access; (iv) the hardware, software, encryption, systems, policies and procedures of each Credit Party and each of its Subsidiaries (and their service providers) are sufficient to protect the security and confidentiality of all such information; and (v) no Credit Party or its Subsidiaries (or any of their service providers) has suffered any breach in security that has permitted any unauthorized access to such information;

(i) Corporate Integrity Agreement. None of the Credit Parties or their Subsidiaries is a party to, or bound by, any order, individual integrity agreement, or corporate integrity agreement with any Governmental Authority concerning compliance with any Health Care Laws issued under or in connection with a Governmental Payor Program; and

(j) EF 14 Clinical Trial. With respect to the EF-14 Phase III Clinical Trial of Tumor Treating Fields, Borrower has not withheld any document or information with respect to such trial that, individually or together with any other such document or information, could reasonably be considered to be material to Lender’s decision to provide the financing contemplated by this Agreement;

5.21 Regulatory Approvals.

(a) Schedule 5.21 contains a list of all Included Products as of the Tranche A Closing Date. Borrower has not withheld any document or information with respect to any Included Product (including with respect to the regulation thereof) that, individually or together with any other such document or information, could reasonably be considered to be material to Lender’s decision to provide the financing contemplated by this Agreement;

(b) Borrower and its Subsidiaries, and, to the knowledge of Borrower, each licensee of Borrower or any of its Subsidiaries of any Intellectual Property, are in compliance with, and have complied with, all Requirements of Law governing its business, including all regulations promulgated by each applicable Regulatory Agency or comparable authority, the failure of compliance with which could reasonably be expected to result in a Material Adverse Change. Borrower has not received any notice from any Regulatory Agency or comparable authority citing action or inaction by Borrower or any of its Subsidiaries that, individually or together with any other such action or inaction, would constitute a violation of any applicable federal, state, local and foreign laws, rules, regulations, or standards, which has resulted or could reasonably be expected to result in a Material Adverse Change; and

(c) To the Knowledge of Borrower, the studies, tests and preclinical and clinical trials conducted relating to the Included Products were conducted in all material respects in accordance with current good clinical practices required under all applicable FDA, EMA and MHRA regulations, applicable Health Care Laws and other Requirements of Law at the time when conducted; the descriptions of the results of such studies, tests and trials provided to Lender are accurate in all material respects; and Borrower has not received any notices or correspondence from any applicable Regulatory Agency or comparable authority requiring the termination, suspension, material modification or clinical hold of any such studies, tests or preclinical or clinical trials conducted by or on behalf of Borrower, which such termination, suspension, material modification or clinical hold has resulted or could reasonably be expected to result in a Material Adverse Change;

5.22 Supply and Manufacturing.

(a) Except as, individually or in the aggregate, has not resulted or could not reasonably be expected to result in a Material Adverse Change, to the knowledge of Borrower, the testing, manufacturing, production, storage, packaging, labeling and release to the market of each Included Product has at all times been (i) in compliance with the final release quality specifications in effect for such Included Product and (ii) in compliance in all material respects with Requirements of Law. Except as set forth on Schedule 5.22, to the knowledge of Borrower, no manufacturer of Included Product has received in the past three (3) years a FDA Form 483 impacting any Included Product or is currently subject to a Form 483 impacting any Included

Product with respect to any facility manufacturing Included Product and that, with respect to each such Form 483, all scientific and technical violations or other issues relating to good manufacturing practice requirements documented therein, and any disputes regarding any such violations or issues, have been corrected or otherwise resolved; and

(b) Schedule 5.22 contains a true, correct and complete list of all manufacturing and supply agreements entered into by any Credit Party or any of its Subsidiaries with third Persons for the supply of Included Product in effect as of the Tranche A Closing Date (the “Manufacturing Agreements”). Borrower has delivered or made available to Lender true, correct and complete copies of each Manufacturing Agreement. After giving effect to consummation of the transactions contemplated by this Agreement, except as described on Schedule 5.22, each such Manufacturing Agreement is a valid and binding obligation of each party thereto and is in full force and effect, and no party thereto is in breach thereof or default thereunder. No Credit Party or any of its Subsidiaries has received any notice from any party thereto, oral or written, regarding (i) the cancellation, termination or invalidation of any such Manufacturing Agreement or (ii) any indication by or intent or threat of, such party, oral or written, to reduce or cease the supply of Included Product through calendar year 2016;

5.23 Additional Representations and Warranties.

(a) Except as set forth on Schedule 5.23(a), after giving effect to consummation of the transaction contemplated by this Agreement: (i) there is no Indebtedness other than Subordinated Debt; (ii) there is no Subordinated Debt other than intercompany Indebtedness owed by the Credit Parties or their Subsidiaries in favor of other Credit Parties or their Subsidiaries; and (iii) all intercompany Indebtedness owed by the Credit Parties or their Subsidiaries in favor of other Credit Parties or their Subsidiaries is Subordinated Debt;

(b) There are no Hedging Agreements;

(c) Except as set forth on Schedule 5.23(c) there are no registration rights agreement, investors’ rights agreement or other similar agreement relating to, governing or otherwise affecting the ownership of the capital stock or other equity ownership interests of any Credit Party;

(d) No Default exists hereunder; and

(e) No warehouse owned or operated by a third Person is used to store any Collateral, including any Included Product at any point in the supply chain.

6.	AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, until payment in full of all Obligations (other than inchoate indemnity obligations), each Credit Party shall, and shall cause each of its Subsidiaries to:

6.1 Government Compliance. Maintain its and all its Subsidiaries’ legal existence (except as provided in Section 7.2(a)) and good standing in their respective jurisdictions of formation and maintain qualification in each other jurisdiction in which the failure to so qualify could reasonably be expected to result in a Material Adverse Change. Each Credit Party shall (i) comply, and cause each of its Subsidiaries to comply, with all Requirements of Law of any Governmental Authority to which it is subject, noncompliance with which could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Change, (ii) use commercially reasonable efforts to assure that each of its employees has all required licenses, credentials, approvals and other certifications to perform his or her duties, and (iii) take all necessary action to timely renew, all material permits, licenses and authorizations which are necessary in the proper conduct of its business;

6.2 Financial Statements, Reports, Certificates. Deliver to Lender:

(a) Financial Statements; Compliance Certificate.

(i) [Intentionally Omitted];

(ii) Quarterly Compliance Certificate. As soon as available, but in no event later than sixty (60) days after the last day of each calendar quarter, commencing with the calendar quarter ending December 31, 2014, a duly completed Compliance Certificate signed by a Responsible Officer (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) in the case of any such quarterly Compliance Certificate setting forth computations in reasonable detail satisfactory to Lender, acting reasonably, demonstrating compliance with the covenants contained in Section 6.12;

(iii) Quarterly Consolidated Financial Statements. As soon as available, but in no event later than sixty (60) days after the last day of each calendar quarter, commencing with the calendar quarter ending December 31, 2014, quarterly unaudited consolidated financial statements of Borrower and its Subsidiaries, including a consolidated balance sheet and a consolidated statement of income for the period from the beginning of such year to the end of such quarter, and a consolidated statement of cash flows for the period from the beginning of such year to the end of such quarter, together with a comparison against the corresponding period in the prior fiscal year and the annual fiscal budget as well as other operating reports as may be reasonably requested by Lender, in each case, certified by a Responsible Officer and in a form acceptable to Lender; and

(iv) Annual Financial Statements. As soon as available, but in no event later than one hundred and twenty (120) days after the last day of Borrower’s fiscal year, commencing with the fiscal year ending December 31, 2014, annual audited consolidated financial statements of Borrower and its Subsidiaries prepared under Applicable Accounting Standards, consistently applied, including a consolidated balance sheet, consolidated statement of income, consolidated statement of cash flows, and notes, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Lender in its reasonable discretion, together with a management comparison against the prior fiscal year and the annual fiscal budget;

Notwithstanding the foregoing, upon a Qualified Public Offering, the obligations in clauses (iii) and (iv) above may be satisfied with respect to financial information of the Borrower by furnishing the Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC.

(b) [Intentionally Omitted];

(c) Other Statements. Within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(d) Legal Action Notice. Prompt notice of any legal action, litigation, investigation or proceeding pending or threatened in writing against any Credit Party or any Subsidiary, or any material development in any such legal action, litigation, investigation or proceeding (x) that could result in damages or costs to such Credit Party or such Subsidiary in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000.00), individually, or Five Hundred Thousand Dollars ($500,000.00), in the aggregate, when aggregated with all pending or threatened legal actions against all Credit Parties and their respective Subsidiaries or (y) which alleges potential violations of the Health Care Laws, the FDA Laws or the EMA Laws which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Change;

(e) Board Approved Projections; Consolidated Plan and Financial Forecast. As soon as available, but in no event later than forty-five (45) days after the last day of each calendar quarter (other than the calendar year end for each fiscal year for which delivery shall be no later than the earlier of (i) two (2) Business Days after delivery to the audit committee of the Board of Directors of Borrower and (ii) 60 days), commencing with the calendar quarter ending December 31, 2014, through the Term Loan Maturity Date, a copy of the report that is prepared in good faith by a Responsible Officer of Borrower and delivered to the audit committee of the Board of Directors of Borrower for such calendar quarter, which shall include a detailed review of the financial reports of such quarter and such other items as may be included in any such report from time to time consistent with past practice. Any amendment, revision or other modification made to any such report shall promptly (but in no event later than thirty (30) days after such amendment, revision or modification) be delivered to Lender by Borrower;

(f) [Intentionally Omitted];

(g) [Intentionally Omitted];

(h) Out-License Notices; Change in Control Notices. An Out-License Notice or a Change in Control Notice, as applicable, as promptly as practicable (and in any event within two (2) Business Days) after the occurrence of an Out-License Event or a Change in Control, as the case may be;

(i) Intellectual Property; Regulatory. Written notice as promptly as practicable (and in any event within five (5) Business Days) after becoming aware of any of the following:

(i) any commercial license to a third Person of any rights to develop, manufacture, use or sell Included Products anywhere in the world;

(ii) any material breach or default by a third Person under any of the Current Company IP Agreements or any Material Contract, or the termination of any such Current Company IP Agreement or Material Contract;

(iii) the commencement of any action or proceeding against Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to result in a Material Adverse Change, or which challenges the validity of any claim in any Patent within the Company IP utilized in connection with any Included Product that would be reasonably be expected to materially and adversely affect the exploitation of such Included Product by Borrower or any of its Subsidiaries;

(iv) any notice that the FDA, EMA or other Regulatory Agency is limiting, suspending or revoking any Regulatory Approval necessary to the business, changing in a material adverse manner the market classification or labeling of or otherwise materially restricting manufacture or sale of any Included Product, if the foregoing could reasonably be expected to result in a Material Adverse Change;

(v) Borrower or any of its Subsidiaries, becoming subject to any administrative or regulatory enforcement action, warning letter, or notice of violation letter from the FDA, EMA or other Regulatory Agency, or any Included Product of Borrower or any of its Subsidiaries being seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any Included Product are pending or threatened against Borrower or any of its Subsidiaries, if the foregoing could reasonably be expected to result in a Material Adverse Change; and

(vi) the occurrence of any event (including the occurrence of a serious adverse experience or manufacturing disruption) with respect to any Included Product which would reasonably be expected to have a Material Adverse Change; provided, however, that any required notice of a serious adverse experience hereunder shall only take place following any required notice to the relevant Regulatory Agency;

(j) Governmental Recommendations. Within five (5) Business Days of receipt thereof, copies of any written recommendation from any Governmental Authority or other regulatory body that Borrower or any of its Subsidiaries should have its licensure, provider or supplier number, or accreditation suspended, revoked, or limited in any material way, or any penalties or sanctions imposed; and

(k) Notice of Defaults, Events of Default and Other Changes. Notice as promptly as practicable (and in any event within two (2) Business Days) after a Responsible Officer of Borrower shall have obtained knowledge thereof, of any Default or Event of Default or any other event or circumstance that would render the representations and warranties in the penultimate sentence of Section 5.7(a) or Section 5.7(b) untrue if made at such time;

6.3 Inventory; Manufacturing; Returns; Maintenance of Properties. Use commercially reasonable efforts to keep all Inventory in good and marketable condition, free from material defects and otherwise use commercially reasonable efforts standard in the industry to keep all Inventory in material compliance with all applicable FDA Good Manufacturing Practices (or any foreign equivalent);

6.4 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required material Tax returns and reports or extensions therefor and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, material state and material local Taxes, assessments, deposits and contributions imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, that no such Tax or claim need be paid if (i) such Tax or claim does not exceed Five Hundred Thousand Dollars ($500,000.00), individually, or more than One Million Dollars ($1,000,000.00), in the aggregate, when aggregated with all other such Taxes or claims, or (ii) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with Applicable Accounting Standards shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. Each Credit Party shall deliver to Lender, on demand, appropriate certificates attesting to any such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income Tax return with any Person (other than Borrower or any of its Subsidiaries);

6.5 Insurance. Maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third Person property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case, in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons acting prudently. All property policies of the Credit Parties shall have a loss payable endorsement showing Lender as loss payee and waive subrogation against Lender and shall provide that the insurer must give Lender at least twenty (20) days’ prior written notice before canceling, amending, or declining to renew its policy. All liability policies of the Credit Parties shall show, or have endorsements showing, Lender as an additional insured, and all such policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give Lender at least twenty (20) days’ prior written notice before canceling, amending, or declining to renew its policy. At the request of Lender, each Credit Party shall deliver certified copies of policies and evidence of all premium payments. If Borrower or any of its Subsidiaries fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Lender, Lender may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Lender deems prudent;

6.6 Operating Accounts. In the case of any Credit Party, not establish any new Collateral Account (other than an Excluded Account) at or with any bank or financial institution unless contemporaneously with such establishment, such account is subject to a Control Agreement that is reasonably acceptable to Lender. For each Collateral Account that each Credit Party at any time maintains, such Credit Party shall cause the applicable bank or financial institution at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Lender’s Lien in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated without the prior written consent of Lender. The provisions of the previous two (2) sentences shall not apply to (i) any payroll, fiduciary, trust and tax withholding accounts used exclusively for such purposes and so long as no other funds are comingled in any such payroll, fiduciary, trust and tax withholding accounts and such accounts are identified to Lender by such Credit Party as such, (ii) any zero balance account or (iii) the deposit account(s) exclusively used as security for Borrower’s obligations to any financial institution with respect to its business credit card program and other cash management services, provided, that the aggregate balance in all such accounts does not exceed Two Million Dollars ($2,000,000.00) at any one time (collectively, the “Excluded Accounts”);

6.7 Protection of Intellectual Property Rights .

(a) (i) Protect, defend and maintain the validity, enforceability and non-infringement of the Company IP; (ii) maintain the confidential nature of any material Know-How; (iii) promptly advise Lender in writing of material infringements, misappropriations or violations of Intellectual Property owned by any Credit Party or its Subsidiaries; and (iv) not allow any Company IP material to its business to be abandoned, forfeited or dedicated to the public or material Current Company IP Agreement to be terminated by the Credit Party or its Subsidiary, as applicable, without Lender’s prior written consent; provided, however, that with respect to Company IP that is not owned by any Credit Party or its Subsidiaries, if any, the Credit Parties’ obligations in clauses (i) and (iv) above shall apply only to the extent any Credit Party or its Subsidiaries have the right to take such actions or to cause any licensee or other third Person to take such actions pursuant to applicable agreements or contractual rights;

(b) Provide written notice to Lender within thirty (30) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Each Credit Party shall take such commercially reasonable steps as Lender requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to, without giving effect to Section 9-408 of the Code, be deemed “Collateral” and for Lender to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Lender to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Lender’s rights and remedies under this Agreement and the other Loan Documents;

(c) Borrower shall, and shall cause each of its Subsidiaries, as applicable, to: (i) use commercially reasonable efforts, at its sole expense, either directly or, indirectly with respect to any licensee or licensor under the terms of Borrower’s (or its Subsidiaries’) agreement with the respective licensee or licensor, as applicable, to take any and all actions (including taking legal action to specifically enforce the applicable terms of any license agreement) and prepare, execute, deliver and file agreements, documents or instruments which are necessary or desirable to (A) prosecute and maintain the Company IP and (B) diligently defend or assert the Company IP against infringement, misappropriation, violation or interference by any other Persons, and in the case of Copyrights, Trademarks and Patents within the Company IP against any claims of invalidity or unenforceability (including by bringing any legal action for infringement, dilution, violation or defending any counterclaim of invalidity or action of a non-Affiliate third Person for declaratory judgment of non-infringement or non-interference); (ii) keep Lender informed of all of such actions and provide Lender with the opportunity to meaningfully consult with Borrower with respect to the direction thereof and Borrower shall consider all of Lender’s comments in good faith, provided, that such obligations shall be subject to any confidentiality obligations of any Credit Party or any protective order binding upon any Credit Party and provided further, that no Credit Party shall be obligated to comply with this clause (ii) to the extent compliance would waive attorney-client privilege; and (iii) not, and shall use commercially reasonable efforts to cause any licensee or licensor of the Company IP not to, disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment of the Company IP; in each case, only if such disclaimer or abandonment could reasonably be expected to have a Material Adverse Change;

6.8 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Lender, without expense to Lender, each Credit Party and its officers, employees and agents and such Credit Party’s books and records, to the extent that Lender may deem them reasonably necessary to prosecute or defend any third-Person suit or proceeding instituted by or against Lender with respect to any Collateral or relating to such Credit Party;

6.9 Access to Collateral; Books and Records. Allow Lender, or its agents, at reasonable times during business hours, on three (3) Business Days’ prior notice (provided, that no such notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy any Credit Party’s Books. The foregoing inspections and audits shall be at the relevant Credit Party’s expense. Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing;

6.10 Lender Meetings. Upon the request of Lender, participate in a meeting with Lender once during each fiscal year to be held at Borrower’s corporate offices (or at such other location as may be agreed to by Borrower and Lender) at such time as may be agreed to by Borrower and Lender;

6.11 Environmental.

(a) Environmental Disclosure. Deliver to Lender:

(i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Borrower or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any material Environmental Claims;

(ii) promptly upon an officer of any Credit Party obtaining knowledge of the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by any Credit Party or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims resulting in, individually or in the aggregate, a Material Adverse Change, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Change, and (3) any Credit Party’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii) as soon as practicable following the sending or receipt thereof by any Credit Party, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Change, (2) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (3) any request for information from any governmental agency that suggests such agency is investigating whether any Credit Party or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity that, individually or in the aggregate, has a reasonable possibility of resulting in a Material Adverse Change;

(iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Borrower or any of its Subsidiaries that could reasonably be expected to (A) expose Borrower or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change or (B) affect the ability of Borrower or any of its Subsidiaries to maintain in full force and effect all material Governmental Approvals required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Borrower or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Borrower or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Lender in relation to any matters disclosed pursuant to this Section 6.11(a);

Each Credit Party shall, and shall cause each of its Subsidiaries to, promptly take any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Borrower or any of its Subsidiaries that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change, and (ii) make an appropriate response to any Environmental Claim against Borrower or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change;

6.12 Financial Covenant. From and after the Tranche A Closing Date, without violating any term or provision of this Agreement, Borrower shall have Liquidity, tested quarterly as of the last day of each quarter, of not less than Eight Million Dollars ($8,000,000.00);

6.13 Further Assurances. At any time or from time to time upon the request of Lender, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Lender may reasonably request in order to effect fully the purposes of the Loan Documents; and

6.14 Additional Collateral; Guarantors. Without limiting the generality of Section 6.13 and except as otherwise approved in writing by Lender, the Credit Parties shall cause each of their Subsidiaries to, in each case, guarantee the Obligations and to cause each such Subsidiary to grant to Lender a security interest in, all of such Subsidiary’s property and assets to secure such guaranty. Furthermore and except as otherwise approved in writing by Lender, each Credit Party shall, and shall cause each of its Subsidiaries to, pledge all of the Equity Interests of each of its Subsidiaries, in each instance, to Lender to secure the Obligations. In connection with each pledge of Equity Interests, the Credit Parties shall deliver, or cause to be delivered, to Lender, irrevocable proxies and stock powers or assignments, as applicable, duly executed in blank or, solely where such proxies, powers or assignments would not be applicable, otherwise make appropriate entries regarding such pledge in relevant Credit Party’s share register.

6.15 German Subsidiary. From and after the Effective Date, take any and all actions necessary to ensure that Novocure GmbH (German) has no rights in or title to any Collateral and otherwise has no material assets or operations.

7.	NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, until payment in full of all Obligations (other than inchoate indemnity obligations), such Credit Party shall not, and shall cause each of its Subsidiaries not to:

7.1 Dispositions. Convey, sell, lease, transfer, assign, agree to any covenant not to sue, co-existence agreement or otherwise dispose of (including any sale-leaseback), directly or indirectly and whether in one or a series of transactions, all or any part of its property or assets

(collectively, “Transfer”), except (a) Transfers of Inventory in the ordinary course of business; (b) Transfers of worn out or obsolete Equipment; (c) Permitted Licenses; (d) Transfers made in connection with Permitted Liens and Permitted Investments or as otherwise permitted pursuant to Section 7.10(b); (e) intercompany licenses or grants of distribution, co-promotion or similar commercial rights relating to Included Product between or among the Credit Parties or their Subsidiaries, provided, that such license or grant is on commercially reasonable arm’s length terms; (f) Transfers consisting of licenses and covenants not to sue made in connection with the settlement of the litigation matters described on Schedule 5.6, if any, in respect of which, Lender has given its prior written consent; and (g) other Transfers made in the ordinary course of business on commercially reasonable arm’s length terms. For clarification, a Transfer excludes a Change in Control and any exclusive or non-exclusive out-license relating to Included Product;

7.2 Changes in Business, Management, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by it and such Subsidiary, as applicable, or reasonably incidental thereto; (b) liquidate or dissolve; or (c) have a change in senior management of the Borrower and a replacement satisfactory to Borrower’s Board of Directors (to the extent a replacement is deemed necessary by such Board of Directors) is not made within ninety (90) days (or such longer period of time as determined by the Lender in its reasonable discretion) after the departure of such Responsible Officer. No Credit Party shall, and shall not permit any of its Subsidiaries to, without at least thirty (30) days’ prior written notice to Lender: (i) (x) add any new office or business location, including a warehouse (unless such new office or business location contains less than Five Hundred Thousand Dollars ($500,000.00) in such Credit Party’s assets or property), (y) deliver any portion of the Collateral (including any Included Product at any point in the supply chain but excluding any Included Product delivered to or to be held by any patient or employee in the ordinary course of business) to a warehouse owned or operated by a third Person, or (z) remove, in one transfer or a series of transfers, twenty percent (20%) or more of the Collateral held at the leased locations in Portsmouth, NH or Root, Switzerland to another leased location unless, in connection therewith, Borrower delivers to Lender a landlord’s consent in favor of Lender for such other leased location by the respective landlord thereof (which consent shall include an agreement by such landlord to permit reasonable access to such leased premises by Lender or its agents upon an Event of Default for purposes of removal of any and all Collateral), together with the duly executed original signatures thereto; (ii) change its jurisdiction of organization; (iii) change its organizational structure or type; (iv) change its legal name; or (v) change any organizational number (if any) assigned by its jurisdiction of organization;

7.3 Acquisitions. Make or enter into any contracts or other arrangements to make, or permit any of its Subsidiaries to make or enter into any contracts or other arrangements to make, Acquisitions outside the ordinary course of business, including any purchase of the assets of any division or line of business of any other Person, other than Permitted Acquisitions;

7.4 Indebtedness. Directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, other than Permitted Indebtedness;

7.5 Encumbrance. Except for Permitted Liens, create, incur, allow, or suffer any Lien on any of its property or assets, or assign or convey any right to receive income, including the sale of any Accounts, or permit any Collateral not to be subject to the first priority security interest granted herein or otherwise pursuant to the Collateral Documents;

7.6 No Further Negative Pledges; Negative Pledge.

(a) Except with respect to (i) specific property encumbered by Permitted Liens to secure payment of Permitted Indebtedness, (ii) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business, provided, however, that (x) such Credit Party shall use commercially reasonable efforts to limit any such restrictions to the extent it is a licensee and (y) such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be, and (iii) Permitted Licenses, no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except in favor of Lender pursuant to the Loan Documents; and

(b) No Credit Party will, and will not permit any Subsidiary to, sell, assign, transfer, exchange or otherwise dispose of, or create, incur, allow or suffer any Lien on, any Equity Interests issued by any Subsidiary which are owned or otherwise held by such Credit Party or any Subsidiary, except for (i) any Lien or claim in favor of Lender, (ii) any Lien or claim in favor of a Credit Party, provided any such Lien or claim shall be subordinated to the Obligations and (iii) sales, assignments, transfers, exchanges or other dispositions to another Credit Party or to qualify directors if required by Requirements of Law; provided, that, in the case of sales, assignments, transfers, exchanges or other dispositions to qualify directors as required by Requirements of Law, such sale, assignment, transfer, exchange or other disposition shall be for the minimum number of Equity Interests as are necessary for such qualification under Requirements of Law;

7.7 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof;

7.8 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock; provided, that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in non-cash pay and non-redeemable capital stock; and (iii) Borrower may repurchase the stock of former employees, directors or consultants pursuant to stock repurchase agreements so long as (A) an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase and (B) the amount paid for all such repurchases shall not exceed Five Hundred Thousand Dollars ($500,000.00), in the aggregate, in any twelve (12) month period, or (b) directly or indirectly make any Investment other than Permitted Investments. Notwithstanding the foregoing, (i) Subsidiaries shall be permitted to pay dividends or make distributions to Borrower, and (ii) Subsidiaries shall be permitted to pay dividends or make distributions to other Subsidiaries;

7.9 Restrictions on Subsidiary Distributions. Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by Borrower or any other Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (c) make loans or advances to Borrower or any other Subsidiary of Borrower, or (d) transfer, lease or license any of its property or assets to Borrower or any other Subsidiary of Borrower other than restrictions (i) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (ii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement that imposes restrictions on such Equity Interests or assets, or (iii) that exist under or by reason of Requirements of Law;

7.10 Disposal of Subsidiary Interests. Except for the Liens arising under this Agreement and the other Loan Documents, directly or indirectly sell, assign, pledge, or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except (a) to qualify directors if required by Requirements of Law or (b) any Intercompany Reorganization.

7.11 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Credit Party or any holder of ten percent (10%) or more of the Equity Interests of any Credit Party or any of its Subsidiaries or any Person known by any Credit Party to be an Affiliate of any such holder of ten percent (10%) or more of the Equity Interests of any Credit Party or any of its Subsidiaries, except for (a) transactions that are in the ordinary course of such Credit Party’s business, upon fair and reasonable terms that are no less favorable to such Credit Party or such Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person, all as determined in good faith by the Borrower’s Board of Directors or any committee thereof comprised of independent directors acting prudently based upon reasonable assumptions, (b) any transaction between and among any Credit Party and its Subsidiaries, (c) reasonable and customary fees paid to members of the Board of Directors (or similar governing body) of any Credit Party in the ordinary course of business, (d) reasonable compensation arrangements for officers and other employees of Borrower and its Subsidiaries entered into in the ordinary course of business, (e) Investments permitted under clauses (e), (f) or (g) of the definition of Permitted Investments, and (f) Investments in Borrower comprised of the proceeds of equity financings and unsecured debt financings from Borrower’s investors, so long as all such Indebtedness is Subordinated Debt and does not violate Section 7.4;

7.12 Subordinated Debt. Except as set forth on Schedule 5.23(a) (in form and substance as delivered pursuant to Section 3.1(a) hereof), (a) incur any Subordinated Debt other than intercompany Indebtedness owed by such Credit Party or its Subsidiaries in favor of other Credit Parties or their Subsidiaries, (b) incur any intercompany Indebtedness owed by such Credit Party or its Subsidiaries in favor of other Credit Parties or their Subsidiaries that is not Subordinated Debt, (c) make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (d) amend any provision in any document relating to any Subordinated Debt which would increase the amount thereof, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or adversely affect the subordination thereof to Obligations owed to the Lender;

7.13 Amendments or Waivers of Organizational Documents. Agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its Operating Documents in a manner that would adversely affect its ability to perform its obligations under the Loan Documents in any material respect would or adversely affect the rights, remedies and benefits available to, or conferred upon, Lender under any Loan Document;

7.14 Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to, change its fiscal year;

7.15 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; no Credit Party shall cause or suffer to exist (a) the imposition of a Lien on any asset of a Credit Party or a Subsidiary of a Credit Party as a result of liabilities with respect to any Plan or Multiemployer Plan or (b) any other ERISA Event that, in the case of clauses (a) and (b) above, would, in the aggregate, result in liabilities in excess of which reasonably could be expected to result in a Material Adverse Change; fail to comply with the Federal Fair Labor Standards Act or violate any other Requirement of Law, if the violation could reasonably be expected to have a Material Adverse Change; or permit the occurrence of any other event with respect to any present pension, profit sharing or deferred compensation plan which could reasonably be expected to result in a Material Adverse Change;

7.16 Compliance with Anti-Terrorism Laws. Lender hereby notifies each Credit Party that pursuant to the requirements of Anti-Terrorism Laws, and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies each Credit Party and its principals, which information includes the name and address of each Credit Party and its principals and such other information that will allow Lender to identify such party in accordance with Anti-Terrorism Laws. No Credit Party will, nor will any Credit Party permit any Subsidiary to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Each Credit Party shall immediately notify Lender if any Credit Party has knowledge that any Credit Party or any Subsidiary is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. No Credit Party will, nor will any Credit Party permit any Subsidiary to, and will use commercially reasonable efforts to cause any other Affiliate not to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law;

7.17 Jersey Situs Tangible Property. Acquire or otherwise own or hold any Jersey situs tangible property with a fair market value at any time in excess of Two Hundred and Fifty Thousand Dollars ($250,000.00) in the aggregate;

7.18 Amendments or Waivers of Material Contracts or Current Company IP Agreements. Agree to (a) waive, amend, restate, modify, cancel or terminate, exercise or fail to exercise, any material rights constituting or relating to any of the Current Company IP Agreements listed on Schedule 5.5(g) or any Material Contract or (b)default under, or take any action or fail to take any action which with the passage of time or the giving of notice or both would constitute a default or event of default under, any of the Current Company IP Agreements listed on Schedule 5.5(g) or any Material Contract, in each case in clause (a) or (b) above, which could have a material adverse effect on the rights of Lender or otherwise could reasonably be expected to result in a Material Adverse Change;

7.19 Minimum Net Sales. From and after the year ended December 31, 2015, permit trailing twelve-month Net Sales, tested annually as of the last day of each year, to fall below:

Twelve Months Ending	Minimum Net Sales
December 31, 2015	$30,000,000.00

December 31, 2016	$45,000,000.00

December 31, 2017	$60,000,000.00

December 31, 2018	$80,000,000.00

8.	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Any Credit Party fails to (a) make any payment of any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof (including pursuant to Section 2.2(c)) or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise, (b) any payment of interest or premium pursuant to Section 2.2, including any applicable Pay-down Fee, Makewhole Amount or Prepayment Premium, on its due date, or (c) pay any other Obligations, in the case of clauses (a) and (c) only, within three (3) Business Days after such interest, premium or Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Term Loan Maturity Date or the date of acceleration pursuant to Section 9.1(a) hereof). A failure to pay any other Obligations pursuant to the foregoing clause (c) prior to the end of such three (3) Business Day period shall not constitute an Event of Default;

8.2 Covenant Default.

(a) The Credit Parties: (i) fail or neglect to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, or 6.7; (ii) fail or neglect to perform any obligation in Section 6.12, and as to any default under such covenant, have failed to cure the default within forty-five (45) days after the occurrence thereof; or (iii) violate any covenant in Section 7; or

(b) The Credit Parties fail or neglect to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified elsewhere in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, have failed to cure the default within thirty (30) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the thirty (30) day period or cannot after diligent attempts by the Credit Parties be cured within such thirty (30) day period, and such default is likely to be cured within a reasonable time, then the Credit Parties shall have an additional period (which shall not in any case exceed ten (10) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this Section 8.2(b) shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs; provided, however, that upon a Qualified Public Offering, the parties hereto acknowledge and agree that this Section 8.3 will be of no further force and effect;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of any Credit Party or of any entity under the control of any Credit Party (including a Subsidiary) on deposit or otherwise maintained with Lender or any of Lender’s Affiliates, or (ii) a notice of lien or levy is filed against Borrower’s or any of its Subsidiaries’ assets by any Governmental Authority, and the same under clauses (i) and (ii) above are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, that no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) Any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower or any of its Subsidiaries from conducting any material part of its business;

8.5 Insolvency. (a) An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Credit Party or any Subsidiary, or of a substantial part of the property of any Credit Party or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law including, without limitation, the Bankruptcy (Désastre) (Jersey) Law 1990; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, the Viscount of the Royal Court of Jersey or similar official for any Credit Party or any Subsidiary or for a substantial part of the property of any Credit Party or any Subsidiary; or (iii) the winding-up or liquidation of any Credit Party or any Subsidiary, and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or (b) any Credit Party or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law including, without limitation, Bankruptcy (Désastre) (Jersey) Law 1990 and the Companies (Jersey) Law 1991; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (a) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, the Viscount of the Royal Court of Jersey or similar official for any Credit Party or any Subsidiary or for a substantial part of the property of any Credit Party or any Subsidiary; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate;

8.6 Other Agreements. There is under any agreement to which a Credit Party or any Subsidiary is a party with a third Person or Persons, (a) any default resulting in a right by such third Person or Persons, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Million Dollars ($1,000,000.00), individually, or in excess of Two Million Dollars ($2,000,000.00), when aggregated with all other defaults by Credit Parties or any Subsidiary under agreements with third Persons, or (b) any default or breach by any Credit Party or any Subsidiary, the result of which could have a Material Adverse Change;

8.7 Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount in excess of Five Hundred Thousand Dollars ($500,000.00), individually, or in excess of One Million Dollars ($1,000,000.00), when aggregated with all other final judgments, orders, or decrees for the payment of money (but excluding any final judgments, orders, or decrees for the payment of money that are covered by independent third-Person insurance as to which liability has been accepted by such insurance carrier), shall be rendered against one or more Credit Parties or any Subsidiary and the same are not, within thirty (30) consecutive days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay;

8.8 Misrepresentations. Any Credit Party or any Person acting for any Credit Party makes or is deemed to make any representation, warranty, or other statement now or later in this Agreement (including Section 5 hereof), any Loan Document or in any writing delivered to Lender or to induce Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made or deemed to be made unless such representation, warranty, or other statement is qualified by materiality or Material Adverse Change, in which case it shall be true and correct in all respects when made or deemed to be made;

8.9 Loan Documents; Collateral. Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Subsidiary of any Credit Party party thereto, or any Credit Party or any Subsidiary of any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest in the Collateral subject thereto subject only to Permitted Liens;

8.10 Priority of Obligations. Any of the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement, other than with respect to Permitted Liens;

8.11 Regulatory Approvals. (a) The FDA, EMA or any other Governmental Authority initiates enforcement action against Borrower or any of its Subsidiaries that causes Borrower or such Subsidiary, as applicable, to discontinue marketing or withdraw any Included Product in any jurisdiction, in each case which enforcement action remains undischarged or unstayed for more than ninety (90) days, which could reasonably be expected to result in a Material Adverse Change (b) the FDA, EMA or any other Governmental Authority issues a warning letter with respect to any manufacturing issue with respect to any Included Product to Borrower, any of its Subsidiaries or any non-Affiliate third Person which provides manufacturing services to Borrower or any of its Subsidiaries, which could reasonably be expected to result in a Material Adverse Change; or (c) Borrower or any of its Subsidiaries, as applicable, conducts a withdrawal or recall of any Included Product which could reasonably be expected to result in expenses payable by Borrower and its Subsidiaries in connection therewith in excess of the greater of (i) Three Million Dollars ($3,000,000.00) or (ii) ten percent (10%) of consolidated net revenue of Borrower and its Subsidiaries on a trailing twelve (12) month basis as of the most recently ended fiscal quarter; or

8.12 Post-Closing Deliverables. The Borrower and the Credit Parties fail to deliver any of the items specified in the Post-Closing Letter by the date specified (as such date may be extended by the Lender in its sole discretion) for such items therein.

9.	RIGHTS AND REMEDIES UPON AN EVENT OF DEFAULT

9.1 Rights and Remedies. While an Event of Default occurs and continues, Lender may, without notice or demand:

(a) declare all Obligations (including, for the avoidance of doubt, any applicable Prepayment Premium) immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations, including any applicable Prepayment Premium, are automatically and immediately due and payable without any action by Lender), whereupon all Obligations for principal, interest, premium or otherwise (including, for the avoidance of doubt, any applicable Prepayment Premium) shall become due and payable by Borrower without presentment, demand, protest or other notice of any kind, which are all expressly waived by the Credit Parties hereby;

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement;

(c) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Lender considers advisable, notify any Person owing Borrower money of Lender’s security interest in such funds, and verify the amount of such account;

(d) make any payments and do any acts it considers necessary or reasonable to protect the Collateral or its security interest in the Collateral. Borrower shall assemble the Collateral if Lender requests and make it available as Lender designates. Lender may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Lender a license to enter and occupy any of their premises, without charge, to exercise any of Lender’s rights or remedies;

(e) apply to the Obligations (i) any balances and deposits of Borrower it holds, or (ii) any amount held by Lender owing to or for the credit or the account of Borrower;

(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade names, Trademarks, Know-How and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Lender’s benefit;

(g) place a “hold” on any account maintained with Lender or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(h) demand and receive possession of Borrower’s Books; and

(i) exercise all rights and remedies available to Lender under the Collateral Documents or any other Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

Lender agrees that in connection with any foreclosure or other exercise of rights under this Agreement or any other Loan Document with respect to the Intellectual Property, the rights of the licensees under the Permitted Licenses will not be terminated, limited or otherwise adversely affected so long as no default exists under the Permitted License in a way that would permit the licensor to terminate such Permitted License (commonly termed a non-disturbance).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Lender as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Lender determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Lender or a third Person as the Code permits. Borrower hereby appoints Lender as its lawful attorney-in-fact to file or record any documents necessary to perfect or continue the perfection of Lender’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Lender is not under any further obligation to make Credit Extensions hereunder. Lender’s foregoing appointment as Borrower’s attorney in fact, and all of Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Lender’s obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Lender may obtain such insurance or make such payment, and all amounts so paid by Lender are Lender Expenses and immediately due and payable, bearing interest at the rate applicable to the Obligations, and secured by the Collateral. Lender will make reasonable efforts to provide Borrower with notice of Lender obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Lender are deemed an agreement to make similar payments in the future or Lender’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Lender shall apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Lender shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Lender for any deficiency. If Lender directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Lender shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of cash therefor.

9.5 Lender’s Liability for Collateral. So long as Lender complies with Requirements of Law regarding the safekeeping of the Collateral in the possession or under the control of Lender, Lender shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; or (c) any act or default of any carrier, warehouseman, bailee, or other Person. In no event shall Lender have any liability for any diminution in the value of the Collateral for any reason. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Lender has all rights and remedies provided under the

Code, by law, or in equity. Lender’s exercise of one right or remedy is not an election and shall not preclude Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Lender’s waiver of any Event of Default is not a continuing waiver. Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver; Prepayment Premium. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lender on which Borrower is liable. Borrower acknowledges and agrees that any applicable Prepayment Premium shall be due and payable by Borrower upon the acceleration of the Obligations pursuant to Section 9.1(a), whether such acceleration is automatic or is effected by Lender’s declaration thereof, as provided in Section 9.1(a), and each Borrower waives any right to object thereto in any voluntary or involuntary bankruptcy, insolvency or similar proceeding or otherwise.

10.	NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address (if any) indicated below. Lender or any Credit Party may change its mailing or electronic mail address or facsimile number by giving all other parties hereto written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Le Masurier House, La Rue Le Masurier
St. Helier, Jersey JE2 4YE
Attn: Chief Financial Officer
Fax: (212) 767-7555
Email: wgroenhuysen@novocure.com

with a copy to:	Proskauer Rose LLP
Eleven Times Square
New York, NY 10036-8299
Attn: Ron D. Franklin, Esq.
Fax: (212) 969-2900
Email: rfranklin@proskauer.com

If to Lender:	BioPharma Secured Investments III Holdings Cayman LP
c/o Intertrust Corporate Services (Cayman) Limited
190 Elgin Avenue
Georgetown, Grand Cayman KY1-9005
Grand Cayman

Attention: Pedro Gonzalez de Cosio
Facsimile: (212) 490-7576

with copies (which shall not constitute notice) to:

Pharmakon Advisors LP
110 East 59th Street, #3300
New York, NY 10022
Attn: Pedro Gonzalez de Cosio
Fax: (212) 490-7576
Email: PGonzalez@PharmakonAdvisors.com

and

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036-6745
Attn: Geoffrey E. Secol, Esq.
Fax: (212) 872-1002
Email: gsecol@akingump.com

11.	CHOICE OF LAW, VENUE, AND JURY TRIAL WAIVER

New York law governs the Loan Documents without regard to principles of conflicts of law. Credit Parties and Lender each submit to the exclusive jurisdiction of the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Requirements of Law, in such Federal court; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Lender. Each Credit Party expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Credit Party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Credit Party hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such Credit Party at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of such Credit Party’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, CREDIT PARTIES AND LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED

TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12.	GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Credit Party may transfer, pledge or assign this Agreement or any other Loan Document or any rights or obligations under hereunder or thereunder without Lender’s prior written consent. Lender may, with the prior written consent of Borrower not to be unreasonably withheld, delayed or conditioned, sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”) all or any part of, or any interest in, Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents to any Person; provided, however, that such consent of Borrower shall not be required while any Event of Default described in Section 8.1 or Section 8.5 occurs and continues; provided, further, that Lender shall at all times hold no less than a majority of the aggregate principal amount of the Term Loans. Lender shall provide Borrower notice of a Lender Transfer no later than the date on which such Lender Transfer occurs.

12.2 Indemnification; Costs and Expenses.

(a) Borrower agrees to indemnify and hold harmless Lender and each manager, partner, director, officer, employee, agent, attorney and affiliate thereof (each such person, an “Indemnified Person”) from and against any and all Indemnified Liabilities; provided, that (i) no Credit Party shall have any obligation to any Indemnified Person hereunder with respect to any Indemnified Liabilities (x) to the extent such Indemnified Liabilities arise from the gross negligence, bad faith or willful misconduct of that Indemnified Person, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (y) to the extent such Indemnified Liabilities resulted solely from disputes between or among Indemnified Persons, and (ii) no Credit Party shall be liable for any settlement of any claim or proceeding effected by any Indemnified Person without the prior written consent of such Credit Party (which consent shall not be unreasonably withheld or delayed), but if settled with such consent or if there shall be a final judgment against an Indemnified Person, each of the Credit Parties shall indemnify and hold harmless such Indemnified Person from and against any loss or liability by reason of such settlement or judgment in the manner set forth in this Agreement.

(b) To the extent permitted by Requirements of Law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Lender and its Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Lender, shall be at the expense of such Credit Party, and no Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein. In addition, Borrower agrees to pay or reimburse upon demand (i) Lender for all reasonable and documented out-of-pocket costs and expenses incurred by it or any of its directors, employees, attorneys, agents or sub-agents, in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, (ii) Lender for all reasonable and documented out-of-pocket costs and expenses incurred by it or any of its directors, employees, attorneys, agents or sub-agents in connection with internal audit reviews and Collateral, and (iii) Lender and its directors, employees, attorneys, agents and sub-agents, for all costs and expenses incurred in connection with (A) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (B) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy, or (C) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document or Obligation (or the response to and preparation for any subpoena or request for document production relating thereto), including Lender Expenses.

12.3 Severability of Provisions. In case any provision in or obligation hereunder or under any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

12.4 Correction of Loan Documents. Lender may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties hereto so long as Lender provides Credit Parties with written notice of such correction and allows Credit Parties at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by Lender and Credit Parties.

12.5 Amendments in Writing; Integration.

(a) No amendment, restatement, supplement, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and Lender.

(b) This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.7 Survival . All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The obligation of Credit Parties in Section 12.2 to indemnify Lender shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.8 Confidentiality. Any information regarding Credit Parties and their Subsidiaries and their businesses provided to Lender by or on behalf of any Credit Party pursuant to this Agreement shall be deemed “Confidential Information”; provided, however, that Confidential Information does not include information that is either: (a) in the public domain or in Lender’s or any of its Affiliates’ possession when disclosed to Lender or any of its Affiliates, or becomes part of the public domain after disclosure to Lender or any of its Affiliates other than as a result of a breach by Lender or any of its Affiliates of the obligations under this Section 12.8; or (b) disclosed to Lender or any of its Affiliates by a third Person if Lender or any of its Affiliates do not know that the third Person is prohibited from disclosing the information. Lender shall not disclose any Confidential Information to a third Person or use Confidential Information for any purpose other than the exercise of Lender’s rights and the performance of Lender’s obligations under the Loan Documents. The foregoing in this Section 12.8 notwithstanding, Lender may disclose Confidential Information: (i) to any of Lender’s Subsidiaries or Affiliates; (ii) to prospective transferees or purchasers of any interest in the Credit Extensions; (iii) as required by law, regulation, subpoena, or other order; (iv) to the extent requested by regulators having jurisdiction over Lender or as otherwise required in connection with Lender’s examination or audit; (v) as Lender considers appropriate in exercising remedies under the Loan Documents; and (vi) to third-Person service providers of Lender; provided, however, that the third Persons to which Confidential Information is disclosed pursuant to clauses (i), (ii) and (vi) are bound by obligations of confidentiality and non-use that are no less restrictive than those contained herein. Lender may use such confidential information for the development of databases, reporting purposes, and market analysis so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Credit Parties.

The provisions of the immediately preceding paragraph shall survive the termination of this Agreement.

12.9 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between any Credit Party and Lender arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.10 Right of Set-Off. In addition to any rights now or hereafter granted under Requirements of Law and not by way of limitation of any such rights, upon the occurrence of an Event of Default and at any time thereafter during the continuance of any Event of Default, Lender is hereby authorized by each Credit Party at any time or from time to time, without notice to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to Lender hereunder and under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto or with any other Loan Document, irrespective of whether or not (a) Lender shall have made any demand hereunder or (b) the principal of or the interest on the Term Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

12.11 Marshalling; Payments Set Aside. Lender shall not be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Lender, or Lender enforces any Liens or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

12.12 Electronic Execution of Documents. The words “execution”, “signed”, “signature”, and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any Requirements of Law, including any state law based on the Uniform Electronic Transactions Act.

12.13 Captions. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

12.14 Construction of Agreement. The parties hereto mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties hereto caused the uncertainty to exist.

12.15 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.16 No Fiduciary Duty. Lender may have economic interests that conflict with those of the Credit Parties. Each Credit Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between Lender, on the one hand, and such Credit Party, its Subsidiaries, and any of their respective stockholders or affiliates, on the other hand. Each Credit Party acknowledges and agrees that (a) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between Lender, on the one hand, and such Credit Party, its Subsidiaries and their respective affiliates, on the other, (b) in connection therewith and with the process leading to such transaction, Lender is acting solely as a principal and not the agent or fiduciary of such Credit Party, its Subsidiaries or their respective affiliates, management, stockholders, creditors or any other person, (c) Lender has not assumed an advisory or fiduciary responsibility in favor of any Credit Party, its Subsidiaries or their respective affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether Lender or any of its affiliates has advised or is currently advising such Credit Party, its Subsidiaries or their respective affiliates on other matters) or any other obligation to such Credit Party, its Subsidiaries or their respective affiliates except the obligations expressly set forth in the Loan Documents, and (d) each Credit Party, its Subsidiaries and their respective affiliates have consulted their own legal and financial advisors to the extent each deemed appropriate. Each Credit Party further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, its Subsidiaries or their respective affiliates in connection with such transaction or the process leading thereto.

13.	DEFINITIONS

13.1 Definitions. For the purposes of and as used in the Loan Documents: (a) references to any Person include its successors and assigns and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities; (b) except as otherwise expressly provided in any Loan Document, references to any law, treaty, order, policy, rule or regulation include amendments, restatements, supplements, modifications and successors thereto; (c) the word “shall” is mandatory; (d) the word “may” is permissive; (e) the word “or” is not exclusive; (f) the words “include”, “includes” and “including” are not limiting; (g) the singular includes the plural and the plural includes the singular; (h) numbers denoting amounts that are set off in parentheses are negative unless the context dictates otherwise; (i) each authorization herein shall be deemed irrevocable and coupled with an interest; (j) all accounting terms shall be interpreted, and all determinations relating thereto shall be made, in accordance with Applicable Accounting Standards; (k) references to any time of day shall be to New York time; and (l) references to specific sections, articles, annexes, schedules and exhibits are to this

Agreement. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” means any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes all accounts receivable, book debts, and other sums owing to Credit Parties.

“Account Debtor” means any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Acquisition” means (a) any Stock Acquisition or (b) any Asset Acquisition.

“Adverse Proceeding” means any action, suit, proceeding, hearing (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Credit Party or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of any Credit Party or any of its Subsidiaries, threatened against or adversely affecting any Credit Party or any of its Subsidiaries or any property of any Credit Party or any of its Subsidiaries.

“Affiliate” means, with respect to any Person, each other Person that owns or controls, directly or indirectly, the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company or limited liability partnership, that Person’s managers and members. As used in this definition, “control” means (i) direct or indirect beneficial ownership of at least fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in a Person or (ii) the power to direct or cause the direction of the management of such Person by contract or otherwise. In no event shall Lender be deemed to be an Affiliate of Borrower or any of its Subsidiaries.

“Agreement” is defined in the preamble hereof.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Applicable Accounting Standards” means generally accepted accounting principles in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Asset Acquisition” means: (i) any purchase, inbound license or other acquisition by Borrower or any of its Subsidiaries of all or substantially all of the assets of any other Person; or (ii) any other purchase, inbound license or other acquisition of any property or assets of another Person for any purpose other than (A) any such purchase or acquisition of property or assets for administrative expenses and other ordinary course operating expenses and (B) the commercialization, marketing, importing, exporting, distribution, development, or production of Included Product; provided, that, for the avoidance of doubt, “Asset Acquisition” includes any co-promotion or co-marketing arrangement. Notwithstanding the foregoing, an Asset Acquisition shall not include a Permitted License of the type described in clause (f) of the definition thereof or the licenses or grants described in Section 7.1(e).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute and “bankrupt” and “bankruptcy” include the meanings given to those words by Article 8 of the Interpretation (Jersey) Law 1954.

“Blocked Person” means (a) any Person listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, or if there is none, the Board of Directors of the managing member of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person, and (iv) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Books” means all books and records including ledgers, federal and state Tax returns, records regarding a Credit Party’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrower” is defined in the preamble hereof.

“Borrowing Resolutions” means, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Lender approving the Loan Documents to which such Person is a party and the transactions contemplated thereby (including the Term Loans), together with a certificate executed by a director or its Secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party and (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s).

“Business Day” means any day that is not a Saturday or a Sunday or a day on which banks are authorized or required to be closed in New York, New York or Jersey, The Channel Islands.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof (provided, that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition; (b) commercial paper issued by any Person in the United States, Switzerland or Japan maturing no more than twelve (12) months after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Dollar, Euro, Swiss Franc (CHF) or Japanese Yen denominated certificates of deposit, banker’s acceptances and time deposits maturing no more than twelve (12) months after issue of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, the highest long-term unsecured debt rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (d) in the case of any Credit Party not organized in the United States, direct obligations of the sovereign nation (or any agency thereof) in which such Credit Party is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof); and (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (c) above. Notwithstanding the foregoing, Cash Equivalents do not include and the Credit Parties and their Subsidiaries are prohibited from purchasing, purchasing participations in, entering into any type of swap or other equivalent derivative transaction, or otherwise holding or engaging in any ownership interest in any type of debt instrument, including any corporate or municipal bonds with a long-term nominal maturity for which the interest rate is reset through a dutch auction and more commonly referred to as an auction rate security.

“CHAMPVA” means, collectively, the Civilian Health and Medical Program of the Department of Veterans Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veterans Affairs, and all laws, rules, regulations, manuals, orders, or requirements pertaining to such program.

“Change in Control” means (i) a transaction, including any merger or consolidation, in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of a Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction or (ii) the replacement of a majority of the Board of Directors of Borrower (excluding any changes made in connection with a Qualified Public Offering) over a two-year period from the directors who constituted the Board of Directors of Borrower at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of

Directors of Borrower then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

“Change in Control Notice” is defined in Section 2.2(d).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued. Notwithstanding the forgoing, a “Change in Law” shall not include any amendment made to FATCA after the Effective Date.

“Code” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” means, collectively, “Collateral” (as defined in the Security Agreement) and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien hereunder or under any Collateral Document, in each case, for the avoidance of doubt, not including any Excluded Property (as defined in the Security Agreement).

“Collateral Account” means any Deposit Account, Securities Account, or Commodity Account.

“Collateral Documents” means the Security Agreement, the Control Agreements, the IP Agreements, any Mortgages and all other bailee waivers, instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Loan Documents, in each case, in order to grant to Lender, or perfect, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Commodity Account” means any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Company IP” means any and all of the following, as they exist throughout the world: (a) Current Company IP; (b) improvements, continuations, continuations-in-part, divisions, provisionals or any substitute applications, any patent issued with respect to any of the Current Company IP, any reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing; (c) Know-How related to any Included Product; (d) any and all IP Ancillary Rights relating to any of the foregoing; and (e) regulatory filings, submissions and approvals related to any Included Product, and all data provided in any of the foregoing.

“Compliance Certificate” means that certain certificate in the form attached hereto as Exhibit B.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period, plus without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period, determined consistent with the preparation of the audited consolidated financial statements, of such Person and its Subsidiaries) and to the extent deducted in determining Consolidated Net Income of such Person and its Subsidiaries for such period: (i) Consolidated Net Interest Expense for such period; (ii) the sum of federal, state, local and foreign income Taxes accrued or paid in cash during such period; (iii) the amount of depreciation expense deducted in determining Consolidated Net Income for such period; (iv) the amount of amortization expense deducted in determining Consolidated Net Income for such period; (v) any non-cash stock compensation expense recorded pursuant to FASB 123R for such period; and (vi) to the extent actually paid during such period, fees and expenses related to the consummation of the transactions contemplated to be closed on the Tranche A Closing Date and, if and as applicable, the Tranche B Closing Date, the Tranche C Closing Date, and the Tranche D Closing Date.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis, consistent with the preparation of the audited consolidated financial statements of such Person and its Subsidiaries and in accordance with Applicable Accounting Standards, but excluding from the determination of Consolidated Net Income (without duplication) (a) any non-cash extraordinary or non-recurring gains or losses or non-cash gains or losses from Transfers, (b) restructuring charges, (c) effects of discontinued operations, (d) interest income, (e) any Tax refunds, net operating losses or other net Tax benefits received during such period on account of any prior period, and (f) the net income (or loss) of any Person accrued prior to the date (x) it becomes a Subsidiary or (y) all or substantially all of the property or assets of such Person are acquired by a Subsidiary.

“Consolidated Net Interest Expense” means, with respect to any Person for any period, total interest expense, premium payments, debt discount, fees, charges, and related expenses with respect to all outstanding Indebtedness of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with Applicable Accounting Standards (including interest expense paid to Affiliates of such Person), less interest income for such period.

“Contingent Obligation” means, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another Person directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designed to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; and (d) any obligation to pay contingent purchase price or other consideration in connection with any Acquisition; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it reasonably determined by such Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” means any control agreement entered into among the depository institution at which a Credit Party maintains a Deposit Account or the securities intermediary or commodity intermediary at which a Credit Party maintains a Securities Account or a Commodity Account, such Credit Party and Lender, pursuant to which Lender obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret (and all related IP Ancillary Rights).

“Credit Extension” means any Term Loan or any other extension of credit by Lender hereunder for Borrower’s benefit.

“Credit Party” means each Borrower and each Guarantor.

“Current Company IP” is defined in Section 5.5(d).

“Current Company IP Agreement” is defined in Section 5.5(g).

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Deposit Account” means any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Dollars,” “dollars” or use of the sign “$” means, unless otherwise expressly noted herein, only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Effective Date” is defined in the preamble hereof.

“EMA” means the European Medicines Agency.

“EMA Laws” means all applicable statutes, rules, regulations, orders and requirements administered or issued by EMA.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Approvals, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in each case, in any manner applicable to any Credit Party or any of its Subsidiaries or any Facility.

“Equipment” means all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Interests” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in such Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, and its regulations.

“ERISA Affiliate” means, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-

day notice period is waived by regulation); (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 of the IRC and Section 302 of ERISA, whether or not waived; (c) the failure to make by its due date a required installment under Section 430(j) of the IRC with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(c) of the IRC or Section 302(c) of ERISA) of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by Borrower or its Subsidiaries or any of their respective ERISA Affiliates from the Pension Benefit Guaranty Corporation (referred to and defined in ERISA) or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by Borrower or its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by Borrower or its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the imposition of any Lien security requirement as a result of any amendment to any Plan; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the IRC or Section 406 of ERISA) which could reasonably be expected to result in material liability to Borrower or its Subsidiaries.

“Event of Default” is defined in Section 8.

“Excluded Accounts” is defined in Section 6.6.

“Excluded License” means an exclusive license or sublicense of any Intellectual Property that is tantamount to a sale of substantially all rights to such Intellectual Property in a particular geography or field of use because it conveys to the licensee or sublicensee exclusive rights to practice such Intellectual Property in the applicable geography or field of use for consideration that is not based upon future development or commercialization of products (other than pursuant to so-called earn-out payments) or services by the licensee or sublicensee (other than transition services), such as, for example, consideration of only upfront advances or initial license fees or similar payments in consideration of such rights, with no anticipated subsequent payments or de minimis payments to Borrower or any of its Subsidiaries (other than pursuant to so-called earn-out payments or transition services).

“Excluded Taxes” means any of the Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof); (ii) that are Other Connection, which are imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender; or (iii) taxes imposed under FATCA.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any Credit Party or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(i) of the IRC together with laws and regulations implementing such agreements.

“FDA” means the United States Food and Drug Administration.

“FDA Good Manufacturing Practices” means the requirements set forth in 21 C.F.R. Part 820.

“FDA Laws” means all applicable statutes, rules, regulations, orders and requirements administered or issued by FDA.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“General Intangibles” means all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes all Intellectual Property, claims, income and other Tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, government department, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Governmental Payor Programs” means all governmental third-Person health care benefit payor programs in which any Credit Party or its Subsidiaries participates, including Medicare, Medicaid, TRICARE, CHAMPVA or any other analogous federal, state or foreign health care benefit payor programs.

“Guarantor” means any Subsidiary, wholly owned or controlled, in each case, directly or indirectly, by Borrower that is a present or future guarantor of the Obligations.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Health Care Laws” means, collectively, (a) any and all federal, state or local laws, rules, regulations, orders, ordinances, statutes and requirements of any Governmental Authority issued under or in connection with Medicare, Medicaid or any other Government Payor Program; (b) federal and state health care laws and regulations governing the confidentiality of patient information, or primarily relating to health care billing and coding advice, evaluation of patents for social benefit programs, patient health care, health care providers and health care services, including HIPAA; (c) health care accreditation standards and requirements of all applicable state laws or regulatory bodies; (d) any and all federal, state and local fraud and abuse laws of any Governmental Authority related to health care, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes; (e) the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h); (e) all other applicable health care laws, rules, codes, statutes, regulations, orders, ordinances and requirements pertaining to Medicare or Medicaid, in any manner applicable to any Credit Party or any of its Subsidiaries; and (f) any and all foreign health care laws, rules, codes, statutes, regulations, orders, ordinances and requirements which, in each case, are analogous to any of the foregoing and applicable to any Credit Party or any of its Subsidiaries.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, any and all rules or regulations promulgated from time to time thereunder, and any comparable U.S. state laws.

“Included Product” means, as of the Tranche A Closing Date, Optune, NovoTAL and the Novo TTF-100L System, and, thereafter, any future product, including any current Preclinical Products (a) commercialized by Borrower or its Subsidiaries which are owned or controlled by Borrower or its Subsidiaries or (b) out-licensed by Borrower or its Subsidiaries.

“Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness for advanced or borrowed money of, or credit extended to, such Person; (b) all obligations issued, undertaken or assumed by such Person as the deferred purchase price of property, services or rights (other than trade payables entered into in the ordinary course of business that are not more than one hundred and twenty (120) days past due), including any obligation or liability to pay deferred or contingent purchase price or other consideration for such property, services or rights; (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all capital lease obligations of such Person; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product by such Person; (h) all obligations of such Person, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Equity Interests (or any Equity Interests of a direct or indirect parent entity thereof) prior to the date that is one hundred and eighty (180) days after the Term Loan Maturity Date, valued at, in the case of redeemable preferred stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above of other Persons secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) all Contingent Obligations.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims, actions, judgments, suits and related costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of counsel for Indemnified Persons in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnified Person shall be designated as a party or a potential party thereto (it being agreed that, such counsel fees and expenses shall be limited to one primary counsel, and any additional special and local counsel in each jurisdiction deemed necessary or advisable by Lender, for the Indemnified Persons, except in the case of actual or potential conflicts of interest between or among the Indemnified Persons), and any fees or expenses incurred by Indemnified Persons in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations, on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnified Person, in any manner relating to or arising out of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lender’s agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of any guaranty of the Obligations)).

“Indemnified Person” is defined in Section 12.2.

“Indemnified Taxes” is (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency Proceeding” means, with respect to any Person, any proceeding by or against such Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law (including, without limitation, an entity becoming “bankrupt” within the meaning provided in the Interpretation (Jersey) Law 1954, any procedure or proceedings referred to in Article 125 of the Companies (Jersey) Law 1991 and désastre or and any proceedings in connection with désastre), including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all:

(a) Copyrights, Trademarks, and Patents;

(b) Know-How;

(c) Software (as defined in the Security Agreement); and

(d) IP Ancillary Rights.

“Intercompany Reorganization” means any and all direct or indirect transfers of Equity Interests solely between or among Credit Parties to (a) effect the movement of (i) Novocure Inc. from a direct, wholly-owned Subsidiary of Borrower to a direct, wholly-owned Subsidiary of Novocure GmbH or (ii) Novocure GmbH (Germany) from a direct, wholly-owned Subsidiary of Novocure Luxembourg to a direct, wholly-owned Subsidiary of Novocure GmbH, or (b) otherwise effect a reorganization of the organizational structure or capital structure of Borrower and its Subsidiaries for the purpose of optimizing the overall economic performance and efficiency of Borrower and its Subsidiaries as a whole; provided, that, in each case under clauses (a) and (b) above, such transfer (x) complied with arm’s length principles pursuant to Section 482 of the IRC and comparable applicable foreign laws or regulations, (y) each of the relevant Credit Parties shall then be in compliance with all obligations under this Agreement applicable to it (including Section 6.14) and (z) there shall not then have occurred and be continuing any Default or Event of Default; provided, further, that, in each case under clause (b) above, such transfer has been approved by Lender prior to the consummation thereof, such approval not to be unreasonably withheld or delayed.

“Inventory” means all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including such inventory as is temporarily out of a Credit Party’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means (i) any beneficial ownership interest in any Person (including Equity Interests), (ii) any Acquisition, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including by way of merger, consolidation or other combination, or (iii) any purchase of, or any commitment to make or purchase, or the making of any advance, loan, extension of credit or capital contribution in or to, any Person.

“IP Agreements” means those certain Intellectual Property Security Agreements entered into by and between Borrower and Lender, each dated as of the Tranche A Closing Date, as such may be amended, restated or otherwise modified from time to time.

“IP Ancillary Rights” means, with respect to any Copyright, Trademark, Patent, Software, Know-How, all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect thereto, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other intellectual property right ancillary to any Copyright, Trademark, Patent, Software, or Know-How.

“IRC” means the Internal Revenue Code of 1986 and any regulations promulgated thereunder.

“Israeli Pledge Agreement” means, collectively, (i) the Fixed Charge Debenture made by Novocure (Israel) Ltd. in favor of Lender, dated as of the Tranche A Closing Date, and (ii) the Floating Charge Debenture made Novocure (Israel) Ltd. in favor of Lender, dated as of the Tranche A Closing Date.

“Japanese Pledge Agreement” means the Share Pledge Agreement between Borrower and Lender relating to the Equity Interests of Novocure K.K. dated as of the Tranche A Closing Date.

“Jersey Security Interest Agreement” means the Jersey law security interest agreement between Borrower and Lender relating to Jersey intangible movable property dated as of the Tranche A Closing Date.

“Know-How” means all trade secrets, inventions, discoveries, information, data, databases, data collections, designs, drawings, specifications, compositions, operating manuals, research in progress, algorithms, formulae, materials, schematics, blueprints, flow charts, models, strategies, prototypes, samples, ideas, reports, methods, techniques, procedures, processes, methods, protocols and the like (whether or not patentable) that are not generally known, including trade secret rights, design rights, and rights to unpatented inventions and the results of experimentation and testing.

“Knowledge” or to the “knowledge” of a Credit Party or any of its Subsidiaries and similar qualifications or phrases means the actual knowledge, after reasonable investigation, of the Responsible Officers of such Credit Party.

“Lender” is defined in the preamble hereof and shall include any assignee or participant of a Loan in accordance with Section 12.1 hereof.

“Lender Expenses” means all reasonable and documented out-of-pocket attorneys’ fees and expenses of Lender (it being agreed that, such counsel fees and expenses shall be limited to one primary counsel, any additional special counsel (including Intellectual Property counsel) and one local counsel in each jurisdiction other than the United States deemed necessary or advisable by Lender) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to the Credit Parties in connection with the Loan Documents or the transactions contemplated therein.

“Lender Transfer” is defined in Section 12.1.

“Lien” means a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, assignment for security purposes, contingent assignment, conditional assignment, right of first or last negotiation, offer or refusal, title defect or chain of title gap whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity” means the sum of the Credit Parties’ unrestricted cash and Cash Equivalents maintained in Collateral Accounts with respect to which Control Agreements are in effect.

“Loan Documents” means, collectively, this Agreement, any Term Loan Notes, the Security Agreement, the IP Agreements, the Swiss Pledge Agreement, the Israeli Pledge Agreement, the Japanese Pledge Agreement, the U.S. Pledge Agreement, the Luxembourg Pledge Agreement, each Compliance Certificate, the Perfection Certificates, the Jersey Security Interest Agreement, any Control Agreement, any other Collateral Document, any guaranties executed by a Credit Party, the Post-Closing Letter, and any other present or future agreement between a Credit Party and Lender in connection with this Agreement, as such may be amended, restated or otherwise modified from time to time.

“Luxembourg Pledge Agreement” means the Share Pledge Agreement between Borrower and Lender relating to the Equity Interests of Novocure Luxembourg S.à r.l dated as of the Tranche A Closing Date.

“Makewhole Amount” means, solely with respect to any prepayments of the Term Loans by Borrower pursuant to Section 2.2(c), Section 2.2(d) or Section 2.2(e) occurring on or before the first anniversary of the Tranche A Closing Date, on any date of determination, an amount equal to the amount of interest that would have accrued on the amount of all principal prepaid by Borrower from the date of the applicable prepayment of the Term Loans through the first (1st) anniversary of the Tranche A Closing Date.

“Manufacturing Agreements” is defined in Section 5.22(b).

“Margin Stock” is defined in Section 5.13.

“Material Adverse Change” means any material adverse change in or material adverse effect on: (i) the business, financial condition, assets, liabilities (actual or contingent), operations, management, performance or properties of the Credit Parties, individually or taken as a whole, since December 31, 2013; (ii) all or any material portion of the Collateral; (iii) without limiting the generality of clause (i) or (ii) above, the rights in and related to Included Product or the commercialization, importing, exporting, distribution, production or sale of Included Product; (iv) the ability of any Credit Party to perform its obligations under this Agreement or any other Loan Document to which it is a party (including as a result of any Credit Party failing to remain Solvent); (v) the ability of Lender to perform its obligations under any Loan Document to which it is a party; or (vi) the binding nature or validity or enforceability of, this Agreement or any other Loan Document or any of the rights or remedies hereunder or thereunder, including the ability of Lender to enforce this Agreement or any other Loan Document or any of its rights or remedies hereunder or thereunder.

“Material Contract” means any contract or other arrangement to which a Credit Party or any of its Subsidiaries is a party (other than the Loan Documents) or by which any of its assets is bound (as such may be amended, restated or otherwise modified from time to time), for which breach, nonperformance, cancellation, termination or failure to renew could reasonably be expected to result in a Material Adverse Change. Notwithstanding the foregoing, “Material Contract” includes any Manufacturing Agreement.

“Medicaid” means, collectively, the health care assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto, and all laws, rules, regulations, orders, or requirements of any Governmental Authority pertaining to such program, including (a) all federal statutes affecting such program; (b) all state statutes and plans of Governmental Authorities for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, orders and administrative, reimbursement, and other requirements of all Government Authorities promulgated in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto, and all laws, rules, regulations, orders or requirements of any Governmental Authority pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, orders and administrative, reimbursement and other requirements of all Governmental Authorities promulgated in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“MHRA” means the Medicines and Healthcare Products Regulatory Agency of the United Kingdom Department of Health.

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on real estate or any interest in real estate.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which Borrower or its Subsidiaries or their respective ERISA Affiliates is then making or accruing an obligation to make contributions; (b)

to which Borrower or its Subsidiaries or their respective ERISA Affiliates has within the preceding five (5) plan years made contributions; or (c) with respect to which Borrower or its Subsidiaries could incur material liability.

“Net Sales” means, with respect to any period, the consolidated net sales revenue (net of promotions, coupons and other similar programs) of Borrower and its Subsidiaries for such period, calculated in all respects in accordance with Applicable Accounting Standards (and which may be calculated on the accrual basis of accounting so long as such calculations have been presented to and reviewed by the audit committee of the Board of Directors of Borrower and approved by a Responsible Officer of Borrower), net of discounts, allowances, returns, and other adjustments substantiated by the Borrower’s Books, with the exception of extraordinary or non-recurring revenue and revenue from asset sales, licenses (other than ordinary course royalty or similar payments based on product sales) and other transactions outside the ordinary course of business.

“Novocure GmbH” means Novocure GmbH, a company incorporated under Swiss law and an indirect, wholly-owned Subsidiary of Borrower.

“Novocure GmbH (Germany)” means Novocure GmbH, a company incorporated under German law and an indirect, wholly-owned subsidiary of Borrower.

“Novocure Inc.” means Novocure Inc., a company incorporated under the laws of the State of Delaware and a wholly-owned Subsidiary of Borrower.

“Novocure (Israel) Ltd.” means Novocure (Israel) Ltd., a company incorporated under Israeli law and a wholly-owned Subsidiary of Borrower.

“Novocure K.K.” means Novocure K.K., a joint stock company (kabushiki kaisha) organized under the laws of Japan, and an indirect wholly-owned Subsidiary of Borrower.

“Novocure Luxembourg S.à r.l” means Novocure Luxembourg S.à r.l, a private limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg, and a wholly-owned Subsidiary of Borrower.

“Novocure USA LLC” means Novocure USA LLC, a limited liability company organized under the laws of the State of Delaware and an indirect, wholly-owned Subsidiary of Borrower.

“NovoTAL” means any FDA approved (or analogous foreign approval) product commercialized by a Credit Party that allows physicians to determine the optimal layout for transducer arrays.

“NovoTTF-100L System” means NovoTTF™-100L Systems, portable TTFields Therapy delivery systems approved by the FDA (and, as applicable, holding other approvals or premarket clearances) and commercialized by a Credit Party that produced alternating electric fields that help slow or stop cancer cells from dividing.

“Obligations” means, collectively, the Credit Parties’ obligations to pay when due any and all debts, principal, interest, Lender Expenses, the Pay-down Fee, the Prepayment Premium, the Makewhole Amount, and other amounts Credit Parties owe Lender now or later, under this Agreement, the other Loan Documents or otherwise, including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to Lender, and to perform Borrower’s duties under the Loan Documents.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (September 25, 2001) or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Documents” means, collectively with respect to any Person, such Person’s formation documents, as certified with the Secretary of State or other applicable Governmental Authority of such Person’s jurisdiction of formation on a date that is no earlier than thirty (30) days prior to the date on which such documents are due to be delivered under this Agreement, and, (a) if such Person is a corporation, its bylaws in current form (or similar agreement), (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), in each case, with all current amendments, restatements, supplements or modifications thereto.

“Optune” means Optune™ (f/k/a NovoTTF™-100A System), a portable TTFields Therapy delivery system approved by the FDA (or analogous foreign approval) and commercialized by a Credit Party that produces alternating electric fields that help slow or stop cancer cells from dividing.

“ordinary course of business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, undertaken by such Person in good faith and not for purposes of evading any covenant, prepayment obligation or restriction in any Loan Document.

“Other Connection Taxes” means, with respect to Lender, Taxes imposed as a result of a present or former connection (including present or former connection of its agents) between such Lender and the jurisdiction imposing such Tax (other than connections arising solely from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing, sales, transfer, excise, mortgage or property Taxes, charges or similar levies or similar Taxes that arise from any payment made hereunder, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Out-License Event” means the licensing out, whether exclusively or non-exclusively, of, directly or indirectly, and whether in one or a series of transactions, all or any part of the rights to develop, manufacture, use or sell Included Product in the United States by Borrower or any of its Subsidiaries to any third Person, excluding any agreements entered into in the ordinary course of business for purposes of research and development.

“Patent Licenses” means (a) any agreement, whether written or oral, providing for the grant by or to a Person of any right to manufacture, use or sell any invention covered by a Patent, together with the goodwill associated therewith, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country, multinational body or any political subdivision thereof (and all related IP Ancillary Rights) and (b) all renewals thereof.

“Patents” means all patents, patent applications including any improvements, continuations, continuations-in-part, divisions, provisionals or any substitute applications, any patent issued based on or claiming priority to any of the foregoing patents or patent applications, any reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent or patent application, and any confirmation patent or registration patent or patent of addition based on any such patent or patent application, and all foreign counterparts of any of the foregoing.

“Patriot Act” is defined in Section 3.1(p).

“Pay-down Fee” means, on any date of determination, an amount equal to the product of (a) all unpaid principal included in any prepayment by Borrower pursuant to Section 2.2(b), Section 2.2(c), Section 2.2(d) or Section 2.2(e), multiplied by (b) 0.0075.

“Payment/Advance Form” means that certain form attached hereto as Exhibit A.

“Payment Date” means the last day of each calendar quarter.

“Perfection Certificate” is defined in Section 5.5.

“Permitted Acquisition” means any Acquisition, so long as:

(i) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

(ii) the assets being acquired or licensed, or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of Borrower and its Subsidiaries;

(iii) in the case of an Asset Acquisition, (A) the subject assets are being acquired or licensed by Borrower or a Subsidiary of Borrower, (B) the applicable Person shall have executed and delivered or authorized, as applicable, any and all security agreements, financing statements, fixture filings, and other documentation reasonably requested by Lender in order to include the newly acquired or licensed assets within the

Collateral within thirty (30) days of such Asset Acquisition or such other time period or extension agreed to by the Lender, (C) neither Borrower nor any Subsidiary of Borrower is assuming any liability in connection therewith, and (D) there are no obligations to make any deferred or contingent payments of consideration thereunder;

(iv) in the case of a Stock Acquisition, (A) the subject Equity Interests are being acquired in such Acquisition directly by Borrower or a Subsidiary of Borrower, (B) the relevant Credit Party shall have complied with its obligations under Section 6.14, (C) without limiting the generality of clause (v) below, the subject Person has no indebtedness that, after giving effect of such Stock Acquisition and adding such indebtedness to the consolidated Indebtedness of Borrower and its Subsidiaries, could reasonably be expected to result in a violation of Section 7.4;

(v) any Indebtedness or Liens assumed in connection with such Acquisition are otherwise permitted under Section 7.4 or 7.5, respectively;

(vi) such Acquisition shall be consensual and shall have been approved by the Board of Directors of the Person whose Equity Interests or assets are proposed to be acquired and shall not have been preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Borrower or any of its Subsidiaries;

(vii) Borrower shall have delivered (A) projections for the Person whose Equity Interests or assets or properties are proposed to be acquired, (B) updated pro forma projections for Borrower and its Subsidiaries evidencing compliance on a pro forma basis with Section 6.12 and Section 7.19 for the twelve (12) calendar months following the date of such Acquisition (on a quarter-by-quarter basis), in form and content reasonably acceptable to Lender, and (C) updated disclosure schedules to this Agreement and to each of the other Loan Documents solely with respect to such Acquisition (to the extent not prohibited by the terms hereof and thereof), as applicable; provided, that (x) in no event may any disclosure schedule be updated in a manner that would reflect or evidence a Default or Event of Default and (y) any determination of Consolidated EBITDA of Borrower and its Subsidiaries for such twelve (12) calendar month period shall include only such post-acquisition cost savings adjustments which are mutually agreed upon by Borrower and Lender; and

(viii) at least five (5) Business Days prior to the proposed date of consummation of such Acquisition, Borrower shall have delivered to Lender an officer’s certificate signed by a Responsible Officer of Borrower certifying that (A) such Acquisition complies with this definition of “Permitted Acquisition” (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such Acquisition could not reasonably be expected to result in a Material Adverse Change;

provided, however, that none of the foregoing Acquisitions shall be a “Permitted Acquisition” if such Acquisition is not permitted under Section 7.17.

“Permitted Indebtedness” means:

(a) Credit Parties’ Indebtedness to Lender under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Tranche A Closing Date and shown on Schedule 14.1 hereto;

(c) Subordinated Debt incurred at any time after the Tranche A Closing Date, provided, that in each case, at the time of the incurrence of such Subordinated Debt, the aggregate outstanding Indebtedness of Borrower and its Subsidiaries is less than the product of (i) four (4) multiplied by (ii) Consolidated EBITDA of Borrower and its Subsidiaries for the most recently ended four (4) quarter period (taken as a single accounting period);

(d) guaranties by a Credit Party of Permitted Indebtedness of another Credit Party;

(e) Indebtedness in the form of any obligation or liability to pay deferred or contingent purchase price or other consideration for any property, services or rights in connection with any Permitted Acquisition, including royalties or milestones payable on sales and guaranteed minimum royalty payments;

(f) Indebtedness secured by Liens permitted under clause (c) of the definition of “Permitted Liens” hereunder so long as such Indebtedness is limited to the purchase money Indebtedness with respect to the subject Equipment;

(g) secured and unsecured business credit card Indebtedness and Indebtedness related to other cash management services;

(h) Investments set forth in clause (f) of the definition of Permitted Investments, to the extent constituting Indebtedness; provided, that any such Indebtedness is subordinated to the Obligations pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Lender;

(i) intercompany Indebtedness of Credit Parties or their Subsidiaries in favor of other Credit Parties or their Subsidiaries;

(j) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(k) reimbursement obligations under letters of credit related to leases existing on the Tranche A Closing Date, not to exceed at any time One Million Dollars ($1,000,000.00) in the aggregate;

(l) Indebtedness arising in connection with the financing of insurance premiums not to exceed at any time One Million Dollars ($1,000,000.00) in the aggregate;

(m) Indebtedness under performance bonds, customs bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;

(n) (i) obligations under any capital lease and (ii) Indebtedness of Borrower or any Subsidiary of a Credit Party incurred to finance the acquisition, construction or improvement of any fixed or capital assets; provided, that (x) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and (y) the aggregate principal amount of Indebtedness permitted by this clause (n) shall not exceed Three Million Dollars ($3,000,000.00) at any time outstanding;

(o) Indebtedness of any Person that becomes a Subsidiary of any Credit Party after the date hereof; provided, that (x) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (y) the aggregate principal amount of Indebtedness permitted by this clause (o) shall not exceed Three Million Dollars ($3,000,000.00) at any time outstanding;

(p) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business of the Borrower or any other Credit Party; provided, that such Indebtedness is extinguished within ten (10) Business Days of incurrence;

(q) except to the extent otherwise provided in a “control agreement” or other Loan Document, Indebtedness in respect of netting services and overdraft protections in connection with deposit accounts, in each case in the ordinary course of business; and

(r) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness in clauses (a) through (q) above, provided, that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms, individually or taken as a whole, upon any Credit Party or its Subsidiaries, as the case may be.

Notwithstanding the foregoing, “Permitted Indebtedness” shall not include any Hedging Agreements.

“Permitted Investments” means:

(a) Investments (including Investments in Subsidiaries) existing on the Tranche A Closing Date and shown on Schedule 14.2 hereto;

(b) Investments consisting of Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(d) subject to Section 6.6, Investments consisting of deposit accounts or securities accounts;

(e) Investments by Borrower or any of its Subsidiaries pursuant to a Permitted License;

(f) Investments by any Credit Party in or to any other Credit Party;

(g) Investments consisting of (x) travel advances and employee relocation loans and other employee advances in the ordinary course of business and (y) loans to employees, officers or directors relating to the purchase of Equity Interests of Borrower pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors, so long as the aggregate amount of all such loans made pursuant to this clause (g) does not exceed One Million Dollars ($1,000,000.00);

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided, that this clause (i) shall not apply to Investments of any Credit Party in any Subsidiary;

(j) joint ventures or strategic alliances in the ordinary course of business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, but in no event consisting of cash investments;

(k) Permitted Acquisitions; and

(l) in addition to Investments permitted by paragraphs (a) through (k) above, Investments by the Borrower and the Credit Parties so long as the aggregate amount of such Investments pursuant to this paragraph (l) does not exceed One Million Dollars ($1,000,000.00);

provided, however, that none of the foregoing Investments shall be a “Permitted Investment” if any Indebtedness or Liens assumed in connection with such Investment are not otherwise permitted under Section 7.5 or 7.6, respectively.

“Permitted Licenses” means (a) a non-exclusive or exclusive as to geography other than the United States license of (or covenant not to sue with respect to) Intellectual Property or grant of distribution, co-promotion or similar commercial rights to third Persons in the ordinary course of business, (b) subject to prior satisfaction of the requirements set forth in the following sentence, a non-exclusive or exclusive as to geography within the United States license of Intellectual Property or grant of distribution, co-promotion or similar commercial rights to third Persons in the ordinary course of business, including any out-license of all or any part of the rights to develop, manufacture, use or sell Included Product in the United States, (c) non-exclusive licensing of (or granting of a covenant not to sue with respect to) technology or Intellectual Property, granting of distribution, co-promotion or similar commercial rights, the development of technology or the providing of technical support, (d) non-exclusive or exclusive grant of manufacturing licenses to third Persons in the ordinary course of business, (e) intercompany licenses or other similar arrangements among the Credit Parties, (f) any agreements entered into in the ordinary course of business for purposes of research and development and (g) intercompany licenses or grants of distribution, co-promotion or similar commercial rights between the Credit Parties. Notwithstanding the foregoing, any license described in clause (b) above shall not be a Permitted License hereunder unless and until (i) Borrower shall have given written notice of such proposed license, which notice shall (A) identify the parties to the proposed license, (B) include a description of the material terms and conditions of such proposed license, and (C) include copies of any and all agreements relating to such proposed license, to Lender in accordance with Section 10 hereof, (ii) Lender shall have given its written consent to such proposed license; provided, that, in the event Borrower does not receive a written denial thereof within ten (10) Business Days after the effective date of delivery of notice as contemplated in clause (ii) in accordance with Section 10, then Lender will be deemed to have given such consent, and Borrower or its Subsidiary that is a party to such proposed license shall be permitted to enter into such license arrangement, unless the material terms and conditions of such proposed license have changed in any material respect from the terms set forth in the materials provided to Lender pursuant to clause (i) above, in which event consent shall not be deemed to have been given by Lender until such time as the requirements of clauses (i) and (ii) above have been satisfied as to the proposed license, as so amended or modified. Notwithstanding the foregoing, “Permitted Licenses” shall not include any Excluded Licenses entered into after the Tranche A Closing Date unless consented to in writing by Lender.

“Permitted Liens” means:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for Taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which such Credit Party maintains adequate reserves on its Books, provided, that no notice of any such Lien has been filed or recorded under the IRC, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens (including capital leases) (i) on Equipment acquired or held by a Credit Party incurred for financing the acquisition of Equipment securing no more than Ten Million Dollars ($10,000,000.00) in the aggregate amount outstanding, which (A) such Liens are incurred, and the Indebtedness secured thereby is created, within ninety (90) days after such acquisition and (B) such Liens are confined to such Equipment, any improvements thereon and any proceeds thereof, or (ii) existing on Equipment when acquired, if the Liens are confined to such Equipment, any improvements thereon and any proceeds thereof;

(d) Permitted Licenses and Liens incurred pursuant to Permitted Licenses, and the licenses or grants described in Section 7.1(e);

(e) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business and in each case, is not delinquent or remains payable without penalty or is being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(f) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(g) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under either Section 8.4 or 8.7;

(h) subject to Section 6.6, Liens in favor of other financial institutions arising in connection with deposit or securities accounts held at such institutions; provided, that such Liens relate solely to obligations for administrative and other banking fees and expenses (but not Indebtedness) incurred in the ordinary course of business in connection with the maintenance of such accounts;

(i) statutory or common law Liens of landlords; provided, that in the case of any leased location to which twenty percent (20%) or more of the Collateral held at the leased locations in Portsmouth, NH or Root, Switzerland is transferred, any such landlord shall have waived their respective rights with respect to such Liens pursuant to a landlord waiver agreement between such landlord and Lender in form reasonably satisfactory to Lender;

(j) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds, and other obligations of like nature, in each case, in the ordinary course of business;

(k) pledges and deposits securing liability for reimbursement or indemnification obligations in respect of letters of credit or bank guarantees for the benefit of landlords; provided, that at no such time shall the aggregate amount of all such pledges and deposits exceed Five Hundred Thousand Dollars ($500,000.00);

(l) Liens on (i) deposit account(s) securing Indebtedness to any financial institution with respect to business credit card programs and other cash management services, and (ii) cash collateral in an amount not to exceed Five Hundred Thousand Dollars ($500,000.00) held at any financial institution to secure one or more Letters of Credit issued by such financial institution in respect of leased premises;

(m) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, nonexclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of business, so long as any such leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest therein;

(n) banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with Borrower’s deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses and provided such accounts are maintained in compliance with Section 6.6 hereof;

(o) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(p) Liens evidenced by financing statements filed under the Code for precautionary purposes in connection with a true lease of personal property under which a Credit Party is the lessee; provided, that such financing statement does not cover any property other than the property subject to such lease;

(q) customary security deposits made in the ordinary course of business under leases and subleases permitted under clause (m) above;

(r) other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed Five Hundred Thousand Dollars ($500,000.00) at any time outstanding; and

(s) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in clauses (a) through (m), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and, for the avoidance of doubt, the principal amount of the indebtedness is Permitted Indebtedness;

provided, however, that to the extent any of the foregoing Liens secure Indebtedness of a Credit Party, such Liens shall constitute Permitted Liens only if and to the extent that such Indebtedness constitutes Permitted Indebtedness.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the IRC or Section 302 of ERISA, which is maintained or contributed to by Borrower or its Subsidiaries or their respective ERISA Affiliates or with respect to which Borrower or its Subsidiaries are subject to liability (including under Section 4069 of ERISA).

“Post-Closing Letter” is that certain Post Closing Letter dated as of the Effective Date by and between the Lender and the Borrower.

“Preclinical Products” means any product commercialized by a Credit Party that allows researchers to study the effect of TTFields Therapy on cells in vitro.

“Preferred Stock” means, as applied to the Equity Interests of any Person, the Equity Interests of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Equity Interests of any other class of such Person.

“Prepayment Premium” means, with respect to any prepayment of the Term Loans by Borrower pursuant to Section 2.2(c), Section 2.2(d) or Section 2.2(e) or as a result of acceleration of the Term Loans pursuant to Section 9, an amount equal to: (x) the product of (i) the amount of all unpaid principal included in such prepayment multiplied by (ii) 0.03, if such prepayment is made prior to the first anniversary of the Tranche A Closing Date; (y) the product of (i) the amount of all unpaid principal included in such prepayment multiplied by (ii) 0.02, if such prepayment is made after the first anniversary of the Tranche A Closing Date but prior to the second anniversary of the Tranche A Closing Date; or (z) the product of (i) the amount of all unpaid principal included in such prepayment multiplied by (ii) 0.01, if such prepayment is made after the second anniversary of the Tranche A Closing Date but prior to the third anniversary of the Tranche A Closing Date.

“Qualified Public Offering” shall mean a firmly committed initial underwritten public offering of common Equity Interests of Borrower on The NASDAQ Stock Market or the New York Stock Exchange pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, where the gross proceeds received by Borrower and any selling stockholders in the offering are no less than Seventy-Five Million Dollars ($75,000,000.00).

“Register” is defined in Section 2.8(b).

“Registered Organization” means any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Regulatory Agency” means a Governmental Authority with responsibility for the approval or regulatory oversight of the research, development, manufacturing, marketing or sale of the Included Products.

“Regulatory Approval” means all approvals (including where applicable, pricing and reimbursement approval and schedule classifications), product or establishment licenses, registrations or authorizations of any Regulatory Agency necessary for the research, development, manufacture, use, storage, import, export, transport, marketing or sale of the Included Products.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Requirement of Law” means, as to any Person, the organizational or governing documents of such Person, and any federal, state, local or foreign law (statutory or common),

treaty, rule, regulation or standard, or order, decree or determination of a court or other Governmental Authority (including FDA Laws, EMA Laws and Health Care Laws), in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including any regulations promulgated by applicable Regulatory Agencies.

“Responsible Officer” means, with respect to any Credit Party or its Subsidiaries, any of the Chief Executive Officer, President, Chief Financial Officer, Chairman of the Board and Director (or, in each case, the analogous foreign equivalent thereof) of such Credit Party.

“Restricted License” means any material license or other agreement with respect to which a Credit Party is the licensee (a) that prohibits or otherwise restricts such Credit Party from granting a security interest in such Credit Party’s interest in such license or agreement or any other property or (b) for which a default under or termination of which could interfere with Lender’s right to sell any Collateral.

“SEC” shall mean the Securities and Exchange Commission and any analogous Governmental Authority.

“Secured Parties” means Lender, each other Indemnified Person and each other holder of any Obligation of a Credit Party.

“Securities Account” means any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Securities Act” means the Securities Act of 1933.

“Security Agreement” means the Guaranty and Security Agreement, dated as of the Effective Date, by and among the Credit Parties and Lender, as such may be amended, restated or otherwise modified from time to time.

“Settlement Agreement” means the Settlement Agreement by and among Borrower, Novocure (Israel) Ltd., the Technion Research and Development Foundation and the Technion – Israel Institute of Technology with respect to the Technology (as such term is defined therein), executed and delivered by the parties thereto after the Effective Date.

“Social Security Act” means the Social Security Act as set forth in Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Social Security Act shall be construed also to refer to any successor sections.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Disputes” is defined in Section 5.5(j).

“Stock Acquisition” means the purchase or other acquisition by Borrower or any of its Subsidiaries of all of the Equity Interests (by merger, stock purchase or otherwise) of any other Person; provided, that for the avoidance of doubt, the repurchase of stock options under any Credit Party share option plan shall not constitute a “Stock Acquisition”.

“Subordinated Debt” means unsecured indebtedness incurred by any Credit Party (including any Indebtedness permitted in any Permitted Acquisition) that (a) is subordinated in right of payment to the Obligations pursuant to a subordination, intercreditor or other similar agreement that is in form and substance satisfactory to Lender (which agreement shall include turnover provisions that are satisfactory to Lender), (b) is not subject to scheduled amortization, redemption (mandatory or voluntary), sinking fund or similar payment and does not have a final maturity, in each case, before the date that is twelve (12) months after the Term Loan Maturity Date, (c) does not include any covenants or any agreements that, individually or taken as a whole, are more restrictive or onerous on any Credit Party in any material respect than any comparable covenants in this Agreement, and (d) does not provide or otherwise include provisions having the effect of providing that a default or event of default (or the equivalent thereof, however described) under or in respect of such indebtedness shall exist, or such indebtedness shall otherwise become due prior to its scheduled maturity or the holder or holders thereof or any trustee or agent on its or their behalf shall be permitted (with or without the giving of notice, the lapse of time or both) to cause any such indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled final maturity.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of a Credit Party. For the avoidance of doubt, any reference to a Subsidiary of any Credit Party or of Borrower, as the case may be, shall include each current or future Person, majority owned or controlled, in each case, directly or indirectly, by a Credit Party.

“Swiss Pledge Agreement” means the Share Pledge Agreement between Borrower and Lender relating to the Equity Interests of Novocure GmbH dated as of the Tranche A Closing Date.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including any tax of any kind whatsoever (whether disputed or not) imposed by any Governmental Authority).

“Term Loan” means each of the Tranche A Loan and, if and as applicable, the Tranche B Loan, the Tranche C Loan and the Tranche D Loan, and “Term Loans” means, collectively, the Tranche A Loan and, if and as applicable, the Tranche B Loan, the Tranche C Loan and the Tranche D Loan.

“Term Loan Maturity Date” means the date of the fifth (5th) anniversary of the Tranche A Closing Date.

“Term Loan Note” means each of the Tranche A Note and, if and as applicable, the Tranche B Note, the Tranche C Note and the Tranche D Note, and “Term Loan Notes” means, collectively, the Tranche A Note and, if and as applicable, the Tranche B Note, the Tranche C Note and the Tranche D Note.

“Trademark License” means any agreement, whether written or oral, providing for the grant by or to a Person of any right to use any Trademark.

“Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, logos and other source or business identifiers, together with the goodwill associated therewith, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country, multinational body or any political subdivision thereof (and all related IP Ancillary Rights) and (b) all renewals thereof.

“Tranche A Closing Date” means the date on which the Tranche A Loan is advanced by Lender, which, subject to the satisfaction of the conditions precedent to the Tranche A Loan set forth in Sections 3.1 and 3.3, shall be the later to occur of (a) ten (10) Business Days following the Effective Date and (b) January 20, 2015, or such other date as is mutually agreed by the parties hereto.

“Tranche A Loan” is defined in Section 2.2(a).

“Tranche A Note” means a promissory note in substantially the form attached hereto as Exhibit C, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Tranche B Closing Date” means the date, if any, on which the Tranche B Loan is advanced by Lender, which, subject to the satisfaction of the conditions precedent to the Tranche B Loan set forth in Section 3.2 and Section 3.3, shall be fifteen (15) Business Days following Lender’s acknowledgement of receipt of the requisite, completed Payment/Advance Form for the Tranche B Loan.

“Tranche B Note” means a promissory note in substantially the form attached hereto as Exhibit C, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Tranche B Loan” is defined in Section 2.2(a).

“Tranche C Closing Date” means the date, if any, on which the Tranche C Loan is advanced by Lender, which, subject to the satisfaction of the conditions precedent to the Tranche C Loan set forth in Section 3.2 and Section 3.3, shall be fifteen (15) Business Days following Lender’s acknowledgement of receipt of the requisite, completed Payment/Advance Form for the Tranche C Loan.

“Tranche C Note” means a promissory note in substantially the form attached hereto as Exhibit C, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Tranche C Loan” is defined in Section 2.2(a).

“Tranche D Closing Date” means the date, if any, on which the Tranche D Loan is advanced by Lender, which, subject to the satisfaction of the conditions precedent to the Tranche D Loan set forth in Section 3.2 and Section 3.3, shall be fifteen (15) Business Days following Lender’s acknowledgement of receipt of the requisite, completed Payment/Advance Form for the Tranche D Loan.

“Tranche D Note” means a promissory note in substantially the form attached hereto as Exhibit C, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Tranche D Loan” is defined in Section 2.2(a).

“Transfer” is defined in Section 7.1.

“TRICARE” means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, and all laws applicable to such programs.

“TTFields Therapy” means tumor treating fields therapy, the novel and proprietary anti-mitotic treatment developed and patented by Borrower or its Subsidiaries.

“U.S. Pledge Agreement” means, collectively, the Share Pledge Agreement between Borrower and Lender relating to the Equity Interests of Novocure Inc. and the Membership Interest Pledge Agreement between Borrower and Lender relating to the Equity Interests of Novocure USA LLC, in each case, dated as of the Tranche A Closing Date.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

NOVOCURE LIMITED, as Borrower

By:	/s/ Wilco Groenhuysen
Name:	Wilco Groenhuysen
Title:	CFO/ Authorized Signatory

Signature Page to Loan and Credit Agreement

BIOPHARMA SECURED INVESTMENTS III
HOLDINGS CAYMAN LP, as Lender

By:	Pharmakon Advisors, LP,
its Investment Manager

By:	Pharmakon Management I, LLC,
its General Partner

By:	/s/ Pedro Gonzalez de Cosio
Name:	Pedro Gonzalez de Cosio
Title:	Managing Member

Signature Page to Loan and Credit Agreement

EXHIBIT A – LOAN PAYMENT/ADVANCE REQUEST FORM

DISBURSEMENT LETTER

The undersigned, being the duly elected and acting             of NOVOCURE LIMITED, a public company incorporated in Jersey, The Channel Islands (registered number 76264) (“Borrower”) with offices located at             , does hereby certify to BIOPHARMA SECURED INVESTMENTS III HOLDINGS CAYMAN LP (“Lender”) in connection with that certain Loan and Security Agreement dated as of January 7, 2015 by and between Borrower and Lender (the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that:

1.	The representations and warranties made by the Credit Parties in Section 5 of the Loan Agreement and in the other Loan Documents, which are not qualified by materiality or Material Adverse Change, are true and correct in all material respects, and such representations and warranties which are qualified by materiality or Material Adverse Change, are true and correct in all respects, in either case, as of the date hereof.

2.	No Default or an Event of Default has occurred and is continuing under the Loan Agreement or any other Loan Document.

3.	The Credit Parties are in compliance with the covenants and requirements contained in Sections 4, 6 and 7 of the Loan Agreement.

4.	All conditions referred to in Section 3 of the Loan Agreement to the making of the Term Loans to be made on or about the date hereof have been satisfied or waived in writing by Lender.

5.	No Material Adverse Change has occurred.

6.	The undersigned is a Responsible Officer.

7.	The proceeds of the Term Loan shall be disbursed as set forth on Attachment A hereto.

Dated:             , 201

[Signature Pages Follow]

NOVOCURE LIMITED, as Borrower

By:
Name:
Title:

ATTACHMENT A

PAYMENTS TO BE DISBURSED BY OR ON BEHALF OF BORROWER ON THE [TRANCHE A, B, C or D, as applicable] CLOSING DATE AS FOLLOWS:

1.	$[Tranche A, B, C or D Loan Amount, as applicable], less $[amount of fees payable by Borrower to Lender pursuant to Section 2.7 of the Loan Agreement]:

Amount:	$
Name of Bank:
Address:
City/ State of Bank:
ABA Routing #:
SWIFT:
Name of Account:
Account Number at Bank:
Reference:

EXHIBIT B – COMPLIANCE CERTIFICATE

TO:	BIOPHARMA SECURED INVESTMENTS III HOLDINGS CAYMAN LP
FROM:	NOVOCURE LIMITED

The undersigned authorized officer of NOVOCURE LIMITED, a public company incorporated in Jersey, The Channel Islands (registered number 76264) (“Borrower”) hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement dated as of January 7, 2015 by and between Borrower and BIOPHARMA SECURED INVESTMENTS III HOLDINGS CAYMAN LP, a Cayman Islands exempted limited partnership (the “Lender”) (the “Loan Agreement”):

(i) The Credit Parties are in complete compliance for the period ending             with all required covenants except as noted below;

(ii) No Default or Event of Default has occurred and is continuing, except as noted below;

(iii) No Liens have been levied or claims made against Borrower or any of its direct or indirect Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Lender.

Attached are the required documents, if any, supporting our certification(s). The undersigned officer on behalf of Borrowers further certifies that the attached financial statements are prepared in accordance with Applicable Accounting Standards (other than any pro forma statements and projections provided to Lender which include adjustments from the Applicable Accounting Standards, such adjusted pro forma statements and projections being calculated by a Responsible Officer of Borrower in good faith, acting prudently based upon reasonable assumptions and in all respect in accordance with Applicable Accounting Standards (except with respect to such adjustments), being reviewed and approved by the audit committee of the Board of Directors of Borrower and being provided to Lender in the same format as provided to the audit committee of the Board of Directors of Borrower) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes and except, in the case of unaudited financial statements, for the absence of footnotes and subject to year-end audit adjustments as to the interim financial statements. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement.

Date:

[Signature Page Follows]

NOVOCURE LIMITED, as Borrower

By:
Name:
Title:

Please indicate compliance status since the last Compliance Certificate by circling Yes, No, or N/A under “Complies” column.

	Reporting Covenant	Requirement	Complies
1)	Quarterly Financial Statements	45 days after quarter end	Yes	No	N/A

2)	Annual Financial Statements	90 days after fiscal year end	Yes	No	N/A

3)	Other Statements	5 days after delivery	Yes	No	N/A

4)	Legal Action Notice	Promptly	Yes	No	N/A

5)	Board Approved Projections; Consolidated Plan and Financial Forecast	30 days after quarter end	Yes	No	N/A

6)	IP Report	Promptly (within 5 Business Days), when required	Yes	No	N/A

7)	Governmental Recommendations	5 Business Days after receipt	Yes	No	N/A

8)	Change in Control Notice	Promptly (within 2 Business Days), when required	Yes	No	N/A

9)	Out-License Notice	Promptly (within 2 Business Days), when required	Yes	No	N/A

Collateral Accounts	(Please list all accounts not previously described in the Perfection Certificate; attach separate sheet if additional space needed)

	Bank	Account Number	Control Agreement
1)			Yes		No

2)			Yes		No

3)			Yes		No

4)			Yes		No

5)			Yes		No

6)			Yes		No
Financial Covenants

1)	Minimum Liquidity	See Section 6.12	Yes	No	N/A

2)	Minimum Net Sales	See Section 7.19	Yes	No	N/A

Other Matters

	Have there been any changes in senior management since the last Compliance Certificate?			Yes	No

	Have there been any prohibited Transfers?			Yes	No

Exceptions

Please explain any exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions.” Attach separate sheet if additional space needed.)

LENDER USE ONLY

Compliance Status	Yes	No

Schedule I to Compliance Certificate

Consolidated EBITDA

Consolidated Net Income for such period	$

plus without duplication, the sum of the following amounts for such period and to the extent deducted in determining Consolidated Net Income of such Person and its Subsidiaries for such period:	$

Consolidated Net Interest Expense	$

net income tax expense	$

depreciation expense	$

amortization expense	$

non-cash stock compensation expense recorded pursuant to FASB 123R	$

to the extent actually paid during such period, fees and expenses related to the consummation of the transactions contemplated to be closed on the Tranche A Closing Date, Tranche B Closing Date, Tranche C Closing Date or Tranche D Closing Date, if and as applicable, under the Loan Agreement

$

Consolidated EBITDA for such period	$

EXHIBIT C

TRANCHE [A] [B] [C] [D] NOTE

$	Dated: , 201

FOR VALUE RECEIVED, the undersigned, NOVOCURE LIMITED, a company incorporated in Jersey, The Channel Islands (registered number 76264) (“Borrower”) HEREBY PROMISES TO PAY to the order of BIOPHARMA SECURED INVESTMENTS III HOLDINGS CAYMAN LP, a Cayman Islands exempted limited partnership (“Lender”) the principal amount of             ($        .00), plus interest on the aggregate unpaid principal amount hereof at a fixed per annum rate (which rate shall be fixed for the duration of this Note) equal to ten percent (10.00%) per annum, and in accordance with the terms of the Loan and Security Agreement dated as of January 7, 2015 by and between Borrower and Lender (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). If not sooner paid, the entire principal amount and all accrued and unpaid interest hereunder shall be due and payable on the Term Loan Maturity Date. Any capitalized term not otherwise defined herein shall have the meaning attributed to such term in the Loan Agreement.

Subject to Section 2.2(c) of the Loan Agreement, Borrower shall pay the unpaid principal amount of this Note on the Term Loan Maturity Date. Interest shall accrue on this Note commencing on, and including, the date of this Note, and shall accrue on this Note, or any portion thereof, excluding the day on which this Note or such portion is paid. Interest on this Note shall be payable in accordance with Section 2.3 of the Loan Agreement.

Principal, interest and all other amounts due with respect to this Note are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement and this Note.

The Loan Agreement, among other things, (a) provides for the making of a secured Term Loan by Lender to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid except as set forth in Sections 2.2(c), 2.2(d) and 2.2(e) of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of this Note, interest thereon, and all other amounts due Lender under the Loan Agreement are secured pursuant to the Collateral Documents.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

This Note shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York.

C-1

Note Register; Ownership of Note. The ownership of an interest in this Note shall be registered on a record of ownership maintained by Lender. Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation. Borrower shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER: NOVOCURE LIMITED,

By:
Name:
Title:

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